Exhibit 10.17

FOURTH AMENDED AND RESTATED MASTER ALLIANCE AGREEMENT

between

HAGERTY, INC.

THE HAGERTY GROUP, LLC

and

MARKEL CORPORATION

dated

December 8, 2021

Page

Article I
DEFINITIONS

1.1	Terms	1
1.2	Interpretation	8

Article II
CONTINUATION OF THE ALLIANCE

2.1	Continuation of Alliance	9
2.2	Transfer of Insurer Equity	9
2.3	Option Payments	9

Article III
REPRESENTATIONS AND WARRANTIES OF MARKEL

3.1	Incorporation and Authority of Markel and the Insurer	9
3.2	No Conflict	10
3.3	Governmental Approvals	10
3.4	Legal Proceedings	11
3.5	Insurer Permits and Evanston Permits	11
Article IV
REPRESENTATIONS AND WARRANTIES OF HAGERTY

4.1	Incorporation and Authority	11
4.2	No Conflict	12
4.3	Governmental Approvals	13
4.4	Legal Proceedings	13
4.5	Hagerty Permits	13

Article V
COVENANTS AND AGREEMENTS
5.1	Operating Covenants	13
5.2	Permits and Governmental Approvals	16
5.3	Insurer Rating	17
5.4	Name of the Insurer	17
5.5	Governmental Approvals	17
5.6	Acquisition of the Insurer by Hagerty	18
5.7	Alliance Business	23
5.8	Ownership of Intellectual Property	24
5.9	Certain Other Activities	24
5.10	Evanston Reinsurance Agreement	25
5.11	Reinsurance Program	25
5.12	Non-Competition	26
5.13	Non-Solicitation of Customers	28

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Page

5.14	Existing Business Activities Excluded from the Alliance	28
5.15	Confidentiality	28
5.16	Access to Information	29
5.17	Books and Records; Internal Controls	29
5.18	Independent Auditors	29
5.19	Transaction Agreements	29
5.20	Compliance with Law	30
5.21	Further Assurances	30
5.22	Notice Obligation	30
5.23	Capital Contributions to Hagerty Re	30

Article VI
ALLIANCE STEERING COMMITTEE

6.1	Alliance Steering Committee	31
6.2	Responsibilities of Alliance Steering Committee	31
6.3	Implementation of Strategic Direction	32
6.4	Meetings	32
6.5	Quorum and Voting	32
6.6	Expenses	32

Article VII
TERM AND TERMINATION

7.1	Term	33
7.2	Termination	33
7.3	Effects of Termination	35
7.4	Acquisition of the Insurer	36
7.5	Post-Termination Fronting	37
7.6	Surviving Obligations	38
7.7	Termination of Agency Agreement	38

Article VIII
INDEMNIFICATION

8.1	Indemnification by Markel	39
8.2	Indemnification by Hagerty	39

Article IX
MISCELLANEOUS
9.1	Expenses	39
9.2	Relationship of the Parties	39
9.3	Public Announcements	40
9.4	Notices	40
9.5	Governing Law	41
9.6	Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial	41
9.7	Assignment	42

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Page

9.8	Third-Party Beneficiaries	43
9.9	Specific Performance	43
9.10	Severability	43
9.11	Headings	43
9.12	Amendments; Waivers; etc.	43
9.13	Entire Agreement	44
9.14	Counterparts	44
9.15	Applicability of this Agreement	44

Exhibits

Exhibit A Permitted Activities

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FOURTH AMENDED AND RESTATED MASTER ALLIANCE AGREEMENT

THIS FOURTH AMENDED AND RESTATED MASTER ALLIANCE AGREEMENT (including all exhibits hereto, and all amendments hereto, this “Agreement”) is made and entered into this 8th day of December, 2021, by and between (i) Hagerty, Inc., a corporation organized under the laws of the State of Delaware (“HGTY”), and The Hagerty Group, LLC, a limited liability company organized under the laws of the State of Delaware (“Hagerty”), on the one hand, and (ii) Markel Corporation, a corporation incorporated under the laws of the Commonwealth of Virginia (“Markel”), on the other hand. HGTY, Hagerty and Markel may hereinafter be referred to from time to time as a “Party” in their individual capacities and as “Parties” collectively.

WITNESSETH:

WHEREAS, pursuant to that certain Master Alliance Agreement, dated as of March 9, 2012 (the “Original Alliance Agreement”), between Hagerty and Markel, Hagerty and Markel entered into a business relationship (the “Alliance”) involving the marketing, production, underwriting, selling and administration of personal property and casualty Insurance Policies (other than overseas cargo Insurance Policies) for classic and collector motor vehicles, collectibles, automotive tools and spare parts, “automobilia” (i.e., any historic or collectible item linked with motor vehicles) and vintage camper trailers within the fifty (50) United States and the District of Columbia (the “Alliance Business”) and the ownership of an insurer with respect thereto;

WHEREAS, on October 16, 2012, Hagerty and Markel entered into that certain First Amended and Restated Master Alliance Agreement, amending and restating the Original Alliance Agreement (as amended by Amendment No. 1 to the First Amended and Restated Master Alliance Agreement, dated December 28, 2012, the “First Amended Alliance Agreement”);

WHEREAS, on March 22, 2017, Hagerty and Markel entered into that certain Second Amended and Restated Master Alliance Agreement, amending and restating the First Amended Alliance Agreement (the “Second Amended Alliance Agreement”);

WHEREAS, on June 20, 2019, Hagerty and Markel entered into that certain Third Amended and Restated Master Alliance Agreement, amending and restating the Second Amended Alliance Agreement and, on February 5, 2021, entered into the First Amendment thereto (as amended, the “Third Amended Alliance Agreement”); and

WHEREAS, the Parties desire to amend and restate the Third Amended Alliance Agreement in its entirety on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

Article I
DEFINITIONS

1.1   Terms. The terms defined in this Article I shall have the meanings ascribed to them herein whenever they are used in this Agreement.

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“2013 Evanston Reinsurance Agreement” means that certain Personal Property and Casualty Quota Share Reinsurance Agreement, effective January 1, 2013, between the Insurer and Evanston, as terminated effective January 1, 2017.

“2017 Evanston Reinsurance Agreement” means that certain reinsurance agreement, effective as of January 1, 2017, by and between the Insurer and Evanston.

“Action” means any claim, action, suit, complaint, charge, litigation, arbitration, petition, demand, inquiry, audit, proceeding (including any formal or informal civil, criminal administrative, investigative or appellate process), prosecution, contest, hearing, examination or investigation that has been, is being or may in the future be commenced, brought, conducted or heard by or before, or that otherwise involves or may involve, any Governmental Authority, mediator or mediation panel.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person.

“Agency Agreement” means that certain Personal Lines Agency Agreement, dated as of January 1, 2013, by and among Hagerty Agency, Hagerty Marine and the Insurer.

“Agreement” shall have the meaning set forth in the Preamble.

“Alliance” shall have the meaning set forth in the Recitals.

“Alliance Business” shall have the meaning set forth in the Recitals.

“Alliance Effective Date” means January 1, 2014.

“Alliance Steering Committee” shall have the meaning set forth in Section 6.1.

“Alternative Insurer” shall have the meaning set forth in Section 5.2(b).

“A.M. Best” means A.M. Best Company, Inc.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks located in New York, New York are authorized or required by any applicable Law or Governmental Order to be closed.

“Capital Contribution Notice” shall have the meaning set forth in Section 5.23(a).

“Change of Control” means, (a) with respect to HGTY or Hagerty, as applicable, any Person holds a greater percentage of the ultimate voting power, directly or indirectly, of HGTY or Hagerty, as applicable, than each of (i) Markel and its Affiliates and (ii) the Hagerty Owners and its Affiliates; provided, that, no Change of Control shall be deemed to have occurred pursuant to this clause (a) to the extent caused by or otherwise resulting from the transfer of Markel’s or its Affiliates’ direct or indirect ownership interests in HGTY or Hagerty, as applicable, and (b) with respect to Markel, the acquisition or assumption (other than by an Affiliate of Markel) of (i) Control of Markel, whether by merger, consolidation, stock acquisition, or otherwise or (ii) all or substantially all of the assets, liabilities or business of Markel.

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“Claims Services Agreement” means that certain Claims Services Agreement, dated as of July 23, 2019, by and between MSI and the Insurer.

“Claims Services and Management Agreement” means that certain Claims Services and Management Agreement, dated as of January 1, 2013, by and between Hagerty Agency and MSI.

“Code” means the United States Internal Revenue Code of 1986.

“Confidential Information” shall have the meaning set forth in Section 5.15.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled”, “Controlled by” and “under common Control with” shall have correlative meanings.

“Dispute” shall have the meaning set forth in Section 9.6(a).

“Estimated Insurer Acquisition Price” shall have the meaning set forth in Section 5.6(b).

“Estimated Insurer Acquisition Price Notice” shall have the meaning set forth in Section 5.6(b).

“Evanston” means Evanston Insurance Company, an Illinois-domiciled insurance company.

“Evanston Permits” shall have the meaning set forth in Section 3.5.

“Evanston Reinsured Policy” means any Insurance Policy with respect to which Liability is ceded or retroceded by the Insurer to Evanston pursuant to the 2013 Evanston Reinsurance Agreement or the 2017 Evanston Reinsurance Agreement.

“Final Insurer Acquisition Price” shall have the meaning set forth in Section 5.6(c).

“First Amended Alliance Agreement” shall have the meaning set forth in the Recitals.

“Fronting Insurer” shall have the meaning set forth in Section 5.7(b).

“Fronting Period” shall have the meaning set forth in Section 7.5.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means any approval, authorization, consent, qualification, permit, license, order, permission, registration, certificate, variance, clearance or any waiver of any of the foregoing, obtained or required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority.

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“Governmental Authority” means any foreign or United States federal, state, provincial or local governmental, quasi-governmental, legislative, regulatory or administrative authority, agency, body, commission or other similar entity or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, declaration, decree, stipulation, determination, award or agreement entered by or with any Governmental Authority.

“Hagerty” shall have the meaning set forth in the Preamble.

“Hagerty Acquisition Notice” shall have the meaning set forth in Section 5.6(a).

“Hagerty Agency” means Hagerty Insurance Agency, LLC.

“Hagerty International” means Hagerty International Limited.

“Hagerty International Reinsurance Agreement” means that certain Proportional Treaty, dated as of February 19, 2021, by and between MIICL and Hagerty Re.

“Hagerty Marine” means Hagerty Classic Marine Insurance Agency, LLC.

“Hagerty Motor Binding Authority Agreement” means that certain binding authority agreement, effective as of February 1, 2021, by and between Hagerty International and MIICL.

“Hagerty Owners” means (a) the Persons that Control HGTY or Hagerty, as applicable, directly or indirectly, as of the date hereof, (b) with respect to any such Person that is a natural person, any spouse, ancestor or descendant (whether natural or adopted) of such Person, (c) any trust, family limited partnership or family limited liability company established for estate planning purposes for the benefit of such Person or the estate, spouse, ancestors or descendants of such Person, (d) with respect to any trust, the beneficiary of such trust or any spouse, ancestor or descendant (whether natural or adopted) of (i) the grantor of such trust or (ii) the beneficiary of such trust and (e) Affiliates of any Persons described in clauses (a)–(d) above.

“Hagerty Party” shall have the meaning set forth in Section 7.2(b).

“Hagerty Permits” shall have the meaning set forth in Section 4.5.

“Hagerty Re” means Hagerty Reinsurance Limited, a Bermuda exempted company.

“Hagerty Reinsurance Agreement” means that certain reinsurance agreement, dated as of March 22, 2017, by and between the Insurer and Hagerty Re.

“HGTY” shall have the meaning set forth in the Preamble.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money; (b) all obligations to pay the deferred purchase price of property or services; (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) all reimbursement obligations, contingent or otherwise, under a drawn acceptance, letter of credit or a similar facility; and (f) all guarantees of any of the foregoing.

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“Independent Expert” shall have the meaning set forth in Section 5.6(c).

“Insolvency Event” means with respect to any Person: (a) such Person commences a voluntary case concerning itself under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws; (b) an involuntary case is commenced against such Person under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws and is not dismissed within 90 days of its commencement; (c) a custodian is appointed under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws for, or takes charge of, all or any substantial part of the property of such Person; (d) any Governmental Order is issued declaring such Person insolvent or bankrupt; (e) such Person makes a general assignment for the benefit of creditors or otherwise enters into a general arrangement for the restructuring of its Liabilities with creditors; (f) such Person has suspended payment of its Liabilities generally; or (g) such Person is unable to pay, or shall be unable to pay, its debts, generally as they become due.

“Insurance Policy” means any treaty, policy, binder or contract of insurance or reinsurance, including any amendments or endorsements thereto, which may be evidenced by group or individual policy forms, certificates, binders or slips.

“Insurer” means Essentia Insurance Company, a Missouri-domiciled insurance company.

“Insurer Acquisition Price” shall have the meaning set forth in Section 5.6(a).

“Insurer Acquisition Price Adjustment” shall have the meaning set forth in Section 5.6(c).

“Insurer Acquisition Price Notice” shall have the meaning set forth in Section 5.6(c).

“Insurer Acquisition Price Notice of Disagreement” shall have the meaning set forth in Section 5.6(c).

“Insurer Permits” means all Permits, except for such incidental Permits that would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof, that are held by the Insurer.

“Insurer Shares” means shares of common stock, par value $100.00 per share, of the Insurer.

“Law” means any foreign or United States federal, state, national, provincial or local, law, ordinance, regulation, rule, code, order, common law, other requirement or rule of law or stock exchange rule imposed by any Governmental Authority.

“Liabilities” means any and all debts, liabilities, claims (including unasserted claims), demands, losses, damages, Taxes, deficiencies, obligations and commitments of any kind or nature, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, secured or unsecured or determined or undeterminable, and whether arising under any Law, Action, Governmental Order, contract or otherwise.

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“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, option, right of first offer or refusal, pledge, hypothecation, charge, security interest, lease, encumbrance or other claim of any kind in respect of such property or asset.

“Losses” means any Liabilities, Actions, judgments or causes of action, assessments, costs, expenses (including reasonable attorneys’ fees and expenses), Taxes, interest and penalties.

“MAIC” shall have the meaning set forth in Section 5.7(a).

“Management Services Agreement” means that certain Management Services Agreement, dated as of January 1, 2013, by and between the Insurer and MSI.

“Marine Business” shall have the meaning set forth in Section 5.14(a).

“Markel” shall have the meaning set forth in the Preamble.

“Markel Rating Event” means a downgrade of the financial strength rating of the Markel Group by A.M. Best below “A-” (Excellent”) that is not caused primarily by losses incurred in the Alliance Business.

“Markel Sellers” shall have the meaning set forth in Section 5.6(a).

“MIC” shall have the meaning set forth in Section 5.7(a).

“MIICL” means Markel International Insurance Company Limited.

“MSI” means Markel Service, Incorporated.

“Option Price” shall have the meaning set forth in Section 2.3.

“Original Alliance Agreement” shall have the meaning set forth in the Recitals.

“Party” shall have the meaning set forth in the Preamble.

“Permit” means any qualification, registration, filing, privilege, license, franchise, permit, certificate, approval or other similar authorization obtained from or issued by any Governmental Authority.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust, joint venture, Governmental Authority or other legal entity.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Renewal Rights” means the right to service, continue and renew, and collect all commissions and other amounts, including contingency commission payments, on, all Insurance Policies produced by Hagerty Agency or any of its Affiliates in connection with the Alliance Business with respect to current, former and prospective customers, including all (a) rights to produce Insurance Policies with respect to such customer, subject to the rights of such customers to choose whether to do business with Hagerty and its Affiliates, (b) terms, conditions, premium rates and dates of expiration of all of the Insurance Policies comprising the Alliance Business, (c) agent lists (whether former, current or prospective) owned or used by Hagerty Agency or any of its Affiliates in the conduct of the Alliance Business (provided that agent lists that have been furnished to Hagerty Agency by the Insurer or any Affiliate of the Insurer may continue to be used by the Insurer or any such Affiliate outside the Alliance Business), and (d) customer lists (whether former, current or prospective) owned or used by Hagerty Agency or any of its Affiliates in the conduct of the Alliance Business and the following information relating to each of the customers: (i) the customer name, address and contact information, (ii) the insurance products purchased from Hagerty Agency or any of its Affiliates, (iii) the purchasing preferences of such customers and (iv) strategies for placing insurance with such customers.

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“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, contractors or advisors (including financial advisors, attorneys, accountants and auditors).

“Restricted Business” shall have the meaning set forth in Section 5.12(a).

“SAP” means the statutory accounting principles and practices prescribed or permitted by the Missouri Department of Insurance.

“SBV Notice” shall have the meaning set forth in Section 7.3(c).

“SBV Notice of Disagreement” shall have the meaning set forth in Section 7.3(c).

“Second Amended Alliance Agreement” shall have the meaning set forth in the Recitals.

“Statutory Book Value” means, as of any date of determination, an amount equal to the statutory capital and surplus of the Insurer, determined in accordance with SAP.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership, trust, estate or other Person that is a legal entity, the securities or other ownership interests of which (a) having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person, (b) representing more than fifty percent (50%) of all of the securities or ownership interests of such corporation or other Person or (c) representing more than fifty percent (50%) of the interest in the capital or profits of such corporation or other Person, are at the time directly or indirectly owned by such Person.

“Tax” means: (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any obligation under any Tax sharing arrangement, as transferee or successor, or otherwise.

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“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Term” shall have the meaning set forth in Section 7.1.

“Termination Date” means the date on which this Agreement expires or is terminated in accordance with Section 7.1 or Section 7.2, respectively.

“Termination Election Notice” shall have the meaning set forth in Section 7.4(a).

“Third Amended Alliance Agreement” shall have the meaning set forth in the Recitals.

“Transaction Agreements” means, collectively, this Agreement, the Agency Agreement, the Management Services Agreement, the Claims Services Agreement, the Claims Services and Management Agreement, the 2013 Evanston Reinsurance Agreement, the 2017 Evanston Reinsurance Agreement, the Hagerty Reinsurance Agreement and the Trust Agreement and any other agreement or instrument to be entered into in connection with the transactions contemplated by any such agreements.

“Trust Agreement” means that certain reinsurance trust agreement, dated as of March 22, 2017, by and among Hagerty Re, Evanston and Comerica Bank & Trust, National Association.

“UK Agreements” means the Hagerty Motor Binding Authority Agreement and the Hagerty International Reinsurance Agreement.

“UK Business” means the insurance business as contemplated by the UK Agreements.

1.2    Interpretation. For purposes of this Agreement, (a) words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, (c) references to Article, Section, paragraph and Exhibit mean the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (e) references to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (f) references to any entity includes any successor thereto or permitted assigns thereof. Titles to Articles and headings of Sections in this Agreement are for convenience only and do not substantively affect the terms of this Agreement. This Agreement and the other Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting such agreement or causing such agreement to be drafted.

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Article II
CONTINUATION OF THE ALLIANCE

2.1              Continuation of Alliance. The Parties hereby agree to continue the Alliance upon the terms and subject to the conditions of this Agreement and the other Transaction Agreements.

2.2              Transfer of Insurer Equity. Notwithstanding anything to the contrary in this Agreement, Markel may, in its sole discretion, transfer all or a portion of its equity interests in the Insurer to a wholly owned Subsidiary of Markel, so long as any such transfer does not adversely impact the rights of Hagerty or its Affiliates under any of the Transaction Agreements, including Hagerty’s right to acquire the Insurer pursuant to Section 5.6(a), Section 7.4(a) or Section 7.4(b).

2.3              Option Payments. If Hagerty exercises its option to acquire all of the issued and outstanding capital stock of the Insurer pursuant to Section 5.6(a) or if this Agreement is terminated prior to December 31, 2030 and Hagerty elects to acquire all of the issued and outstanding capital stock of the Insurer pursuant to Section 7.4, then the amount of the purchase price Hagerty is required to pay to Markel on the closing date of Hagerty’s acquisition of all of the issued and outstanding capital stock of the Insurer shall be reduced by an amount equal to $1,750,000 (the “Option Price”) in accordance with Section 5.6(b), Section 7.4(a) or Section 7.4(b), as applicable. If Hagerty does not exercise its option to acquire all of the issued and outstanding capital stock of the Insurer pursuant to Section 5.6(a) or if this Agreement is terminated prior to December 31, 2030 and Hagerty does not elect to acquire all of the issued and outstanding capital stock of the Insurer pursuant to Section 7.4, then Markel shall retain the Option Price.

Article III

REPRESENTATIONS AND WARRANTIES OF MARKEL

Markel hereby represents and warrants to HGTY and Hagerty as follows as of the date hereof:

3.1              Incorporation and Authority of Markel and the Insurer.

(a)               Markel is a corporation duly formed, validly existing and in good standing under the Laws of Virginia. Markel is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except for failures to be so qualified or in good standing as would not have a material adverse effect on its ability to consummate the transactions contemplated by, and perform its obligations under, the Transaction Agreements to which it is a party. Markel has all necessary corporate power and authority to conduct its business as it is currently being conducted.

(b)               The Insurer is an insurance company duly formed, validly existing and in good standing under the Laws of the State of Missouri and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary. The Insurer has all necessary corporate power and authority to conduct its business as it is currently being conducted.

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(c)               Each of Markel, the Insurer and each other applicable Affiliate of Markel has all necessary organizational power and authority to execute and deliver, carry out and perform its obligations under, and consummate the transactions contemplated by, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by Markel, the Insurer and each other applicable Affiliate of Markel of, the performance by Markel, the Insurer and each other applicable Affiliate of Markel of its obligations under, and the consummation by Markel, the Insurer and each other applicable Affiliate of Markel of the transactions contemplated by, each of the Transaction Agreements to which Markel, the Insurer or such other applicable Affiliate of Markel is or will be a party have been duly authorized by all necessary corporate or other similar organizational action on the part of Markel, the Insurer and each such other applicable Affiliate of Markel. Each of the Transaction Agreements to which Markel, the Insurer or any other applicable Affiliate of Markel is or will be a party has been, or upon execution and delivery thereof will be, duly executed and delivered by Markel, the Insurer and each such other applicable Affiliate of Markel. Assuming due authorization, execution and delivery by each other party thereto, each of the Transaction Agreements to which Markel, the Insurer or any other applicable Affiliate of Markel is or will be a party constitutes, or upon execution and delivery thereof will constitute, legal, valid and binding obligations of Markel, the Insurer and each other applicable Affiliate of Markel, enforceable against them in accordance with their respective terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights generally.

3.2              No Conflict. The execution and delivery by Markel, the Insurer and each other applicable Affiliate of Markel of, the performance by each of Markel, the Insurer and each other applicable Affiliate of Markel of its obligations under, and the consummation by Markel, the Insurer and each other applicable Affiliate of Markel of the transactions contemplated by, each of the Transaction Agreements to which Markel, the Insurer or such other applicable Affiliate of Markel is or will be a party do not and will not (a) violate or conflict with the organizational documents of Markel, the Insurer or any other applicable Affiliate of Markel, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to Markel, the Insurer or any other applicable Affiliate of Markel or to which any of them or any of their respective properties or assets is subject or bound, (c) result in a violation of, or cause the revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Insurer Permit, or (d) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any material contract, note, instrument, indenture, mortgage, lease or other agreement to which Markel or the Insurer is a party or by which any of them or any of their respective properties or assets is subject or bound.

3.3              Governmental Approvals. Except for any Governmental Approvals that have already been obtained and provided to Hagerty, the execution and delivery by Markel, the Insurer and each other applicable Affiliate of Markel of, the performance by each of Markel, the Insurer and each other applicable Affiliate of Markel of its obligations under, and the consummation by Markel, the Insurer and each other applicable Affiliate of Markel of the transactions contemplated by, each of the Transaction Agreements to which Markel, the Insurer or such other applicable Affiliate of Markel is or will be a party do not and will not require any Governmental Approval to be obtained by Markel, the Insurer or any other applicable Affiliate of Markel.

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3.4              Legal Proceedings. There is no Governmental Order or Action pending or, to the knowledge of Markel, threatened against or affecting Markel or any of its Affiliates that would materially adversely affect the consummation by Markel and its Affiliates of the transactions contemplated by the Transaction Agreements or the ability of Markel or any of its Affiliates to perform its obligations under any of the Transaction Agreements to which it is or will be a party.

3.5              Insurer Permits and Evanston Permits. The Insurer holds all Insurer Permits that are material to the operation of the Insurer’s business as currently conducted. Evanston holds all Permits that are required for Evanston to execute and deliver, and perform its obligations under, the 2013 Evanston Reinsurance Agreement or the 2017 Evanston Reinsurance Agreement and the Hagerty Reinsurance Agreement (collectively, the “Evanston Permits”), in each case, as of the date hereof. As of the date hereof, the Insurer Permits are valid and in full force and effect, and the Insurer is not in violation of or default under any of the Insurer Permits. As of the date hereof, Evanston holds all of the Evanston Permits, the Evanston Permits are valid and in full force and effect, and Evanston is not in violation of or default under any of the Evanston Permits. As of the date hereof, there is no pending or, to the knowledge of Markel, threatened Action seeking the revocation, suspension, termination, modification, impairment or non-renewal of any Insurer Permit or any Evanston Permit.

Article IV
REPRESENTATIONS AND WARRANTIES OF HAGERTY

HGTY and Hagerty hereby represents and warrants to Markel as of the date of the date hereof:

4.1              Incorporation and Authority.

(a)               HGTY is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. HGTY is duly qualified to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except for failures to be so qualified or in good standing as would not have a material adverse effect on its ability to perform its obligations under the Transaction Agreements to which it is a party. HGTY has all necessary corporate power and authority to conduct its business as it is currently being conducted.

(b)               Hagerty is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Hagerty is duly qualified to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except for failures to be so qualified or in good standing as would not have a material adverse effect on its ability to perform its obligations under the Transaction Agreements to which it is a party. Hagerty has all necessary limited liability company power and authority to conduct its business as it is currently being conducted.

(c)               Hagerty Agency is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary. Hagerty Agency has all necessary limited liability company power and authority to conduct its business as it is currently being conducted. Hagerty Agency is Controlled by Hagerty.

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(d)               Hagerty Re is a Bermuda class 3A reinsurer duly formed, validly existing and in good standing under the Laws of Bermuda and is duly qualified to do business, and is in good standing, in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary. Hagerty Re has all necessary corporate power and authority to conduct its business as it is currently being conducted. Hagerty Re is Controlled by Hagerty Holdings Limited, which is Controlled by Hagerty.

(e)               Each of HGTY, Hagerty, Hagerty Agency and Hagerty Re has all necessary limited liability company or corporate, as applicable, power and authority to execute and deliver, carry out and perform its obligations under, and consummate the transactions contemplated by, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by HGTY, Hagerty, Hagerty Agency and Hagerty Re of, the performance by HGTY, Hagerty, Hagerty Agency and Hagerty Re of its obligations under, and the consummation by HGTY, Hagerty, Hagerty Agency and Hagerty Re of the transactions contemplated by, each of the Transaction Agreements to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is or will be a party have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of HGTY, Hagerty, Hagerty Agency and Hagerty Re. Each of the Transaction Agreements to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is or will be a party has been, or upon execution and delivery thereof will be, duly executed and delivered by HGTY, Hagerty, Hagerty Agency and Hagerty Re. Assuming due authorization, execution and delivery by each other party thereto, each of the Transaction Agreements to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is or will be a party constitutes, or upon execution and delivery thereof will constitute, legal, valid and binding obligations of HGTY, Hagerty, Hagerty Agency and Hagerty Re, enforceable against them in accordance with their respective terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights generally.

4.2              No Conflict. The execution and delivery by HGTY, Hagerty, Hagerty Agency and Hagerty Re of, the performance by each of HGTY, Hagerty, Hagerty Agency and Hagerty Re of its obligations under, and the consummation by HGTY, Hagerty, Hagerty Agency and Hagerty Re of the transactions contemplated by, each of the Transaction Agreements to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is or will be a party do not and will not (a) violate or conflict with the organizational documents of HGTY, Hagerty, Hagerty Agency or Hagerty Re, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to HGTY, Hagerty, Hagerty Agency or Hagerty Re or to which any of them or any of their respective properties or assets is subject or bound, (c) result in a violation of, or cause the revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Permit held by Hagerty Agency or Hagerty Re (except for such incidental Permits that would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof), or (d) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any material contract, note, instrument, indenture, mortgage, lease or other agreement to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is a party or by which any of them or any of their respective properties or assets is subject or bound.

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4.3              Governmental Approvals. Except for any Governmental Approvals that have already been obtained and provided to Markel, the execution and delivery by HGTY, Hagerty, Hagerty Agency and Hagerty Re of, the performance by each of HGTY, Hagerty, Hagerty Agency and Hagerty Re of its obligations under, and the consummation by HGTY, Hagerty, Hagerty Agency and Hagerty Re of the transactions contemplated by, each of the Transaction Agreements to which HGTY, Hagerty, Hagerty Agency or Hagerty Re is or will be a party do not and will not require any Governmental Approval to be obtained by HGTY, Hagerty, Hagerty Agency or Hagerty Re.

4.4              Legal Proceedings. There is no Governmental Order or Action pending or, to the knowledge of HGTY or Hagerty, threatened against or affecting HGTY, Hagerty, Hagerty Agency or Hagerty Re that would materially adversely affect the consummation by HGTY, Hagerty, Hagerty Agency and Hagerty Re of the transactions contemplated by the Transaction Agreements or the ability of HGTY, Hagerty, Hagerty Agency or Hagerty Re to perform its obligations under any of the Transaction Agreements to which it is or will be a party.

4.5              Hagerty Permits. Hagerty Agency and Hagerty Re hold all Permits that are material to the operation of their respective businesses as currently conducted (collectively, the “Hagerty Permits”). As of the date hereof, the Hagerty Permits are valid and in full force and effect, and neither Hagerty Agency nor Hagerty Re is in violation of or default under any of the Hagerty Permits applicable to it. As of the date hereof, there is no pending or, to the knowledge of HGTY or Hagerty, threatened Action seeking the revocation, suspension, termination, modification, impairment or non-renewal of any Hagerty Permit.

Article V
COVENANTS AND AGREEMENTS

5.1              Operating Covenants. During the period from the date hereof until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable, except as otherwise expressly permitted or required by this Agreement or any Transaction Agreement, required by applicable Law or requested or consented to in writing by Hagerty (such consent not to be unreasonably withheld, conditioned or delayed):

(a)               Markel shall cause the Insurer to conduct its business in the ordinary course consistent with past practice and to use reasonable best efforts to maintain the Insurer’s goodwill and relationships with the Insurer’s policyholders, regulators and rating agencies; and

(b)               Markel shall cause Evanston to not provide any consent or waive any rights under, or otherwise take or fail to take any discretionary action under, the 2013 Evanston Reinsurance Agreement or the 2017 Evanston Reinsurance Agreement without the prior written consent of Hagerty Re; and

(c)               Markel shall cause the Insurer to not do any of the following:

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(i)        amend, modify or change the organizational documents of the Insurer in any material respect;

(ii)       issue or authorize for issuance any shares of capital stock or other equity or voting interests of the Insurer, or grant options, warrants, calls or other rights to purchase, acquire or subscribe to, or redeem, repurchase or otherwise acquire any shares of capital stock or other equity or voting interests of the Insurer, except that Markel may cause additional shares of capital stock of the Insurer to be issued to Markel or its Affiliates;

(iii)      (A) merge or consolidate with any other Person, (B) acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any Person or assets or liabilities comprising a business or a segment, division or line of business or any material amount of property or assets in or of any Person, (C) sell all or substantially all of the Insurer’s assets, (D) create or acquire any Subsidiaries or (E) enter into any partnership or joint venture;

(iv)      take or authorize any action to wind up the affairs of the Insurer or dissolve, liquidate, rehabilitate or otherwise restructure the Insurer;

(v)       file or authorize a voluntary case concerning the Insurer under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws, or make a general assignment for the benefit of creditors or otherwise enter into a general arrangement for the restructuring of its liabilities with creditors, or consent to the appointment of a custodian under any applicable bankruptcy, insolvency, moratorium, rehabilitation, liquidation or similar Laws for all or any substantial part of the Insurer’s property or assets;

(vi)      enter into any agreement or transaction with Markel or its Affiliates that is not terminable without penalty upon any acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty;

(vii)     (A) incur any Indebtedness, other than trade accounts payable and short-term working capital financing, in each case, incurred in the ordinary course of business consistent with past practice, (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments made in the ordinary course of business in accordance with its investment policies or as may be required by applicable Law or (C) assume, grant, guarantee or endorse, pledge or otherwise secure any assets or property or otherwise as an accommodation become responsible for (whether primary or secondary), the obligations of any Person;

(viii)    enter into any agreement, contract, understanding or similar arrangement (other than Insurance Policies and third-party catastrophe, excess of loss or facultative reinsurance or retrocessional treaties or agreements entered into in accordance with the terms of this Agreement) with any Person other than Markel, HGTY or their respective Affiliates;

(ix)      adopt, establish, contribute to or otherwise incur any liability with respect to any employee benefit plan, program, policy or arrangement;

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(x)        hire or retain the services of any employee or independent contractor (other than independent contractors retained in the ordinary course of business in connection with the administration of its business);

(xi)       forfeit, abandon, modify or otherwise change, waive, terminate, fail to renew or maintain or let lapse any Insurer Permit, except as may be required in order to comply with applicable Law or this Agreement;

(xii)      fail to submit any material reports, statements, documents, registrations, filings or submissions required to be filed by the Insurer with any Governmental Authority or otherwise fail to materially comply with any applicable Law;

(xiii)      issue or assume any Insurance Policies other than Insurance Policies produced by Affiliates of Hagerty in connection with the Alliance Business, or otherwise engage in any business other than the Alliance Business;

(xiv)      (i) enter into any new line of business, or introduce any new products or services, except as may be required by applicable Law, or (ii) change in any material respect existing products or services, except as may be required by applicable Law;

(xv)      (i) fail to pay any Tax when due, fail to timely file all Tax Returns required to be filed, fail to withhold or collect for payment all Taxes required to be so withheld or collected, fail to remit any Taxes so withheld and collected, and (ii) on any Tax Return, take any position, make any election, or adopt any method which would have the effect of deferring income to periods (or portions thereof) after the Termination Date or accelerating deductions to periods (or portions thereof) on or prior to the Termination Date;

(xvi)     enter into any reinsurance or retrocessional treaty or agreement, other than in accordance with the terms of this Agreement;

(xvii)    enter into any agreement, contract, understanding or similar arrangement with (A) any officer, director or employee of the Insurer or any of its Affiliates, or (B) any spouse, ancestor or descendant (whether natural or adopted) of any officer, director or employee of the Insurer or any of its Affiliates; or

(xviii)   agree or commit to do any of the foregoing; and

(d)               Markel shall not, and shall cause its Affiliates not to:

(i)       sell, transfer, assign, pledge, mortgage, hypothecate or otherwise dispose of or encumber (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest of Markel or its Affiliates in the Insurer;

(ii)      permit MSI to terminate the Claims Services and Management Agreement or replace or reduce the duties and responsibilities of Hagerty Agency thereunder or permit the delegation of any administrative function with respect to the Evanston Reinsured Policies to any person, other than to Hagerty Agency; or

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(iii)     take any action with respect to the Insurer on an affiliated, consolidated, combined or unitary group Tax Return of which the Insurer is a part that would, if taken by the Insurer directly, constitute a violation of clause (xv) of Section 5.1(c).

5.2     Permits and Governmental Approvals(a).

(a)      Each of Markel and HGTY shall take or cause to be taken all actions reasonably necessary to preserve, renew and maintain in full force and effect all Permits and Governmental Approvals necessary to conduct the Alliance Business in all fifty (50) of the United States and the District of Columbia.

(b)      If any Permit or Governmental Approval necessary for the Insurer to conduct the Alliance Business in any of the United States or the District of Columbia is not preserved, renewed or otherwise maintained in full force and effect at any time following the date hereof through the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable, then Markel shall make available such alternative insurance company Subsidiary of Markel reasonably acceptable to Hagerty that (A) is rated at least “A” (Excellent) by A.M. Best and (B) has the requisite Permits to conduct the Alliance Business in such jurisdiction (the “Alternative Insurer”) for the purpose of underwriting all Insurance Policies produced in connection with the Alliance Business in such jurisdiction until such time that the Insurer obtains such Permits. Markel shall cause any such Alternative Insurer to become a party to the Agency Agreement or otherwise enter into a personal lines agency agreement with Hagerty Agency substantially in the form of the Agency Agreement. Any such Insurance Policies that are underwritten by such Alternative Insurer shall be (I) transitioned to the Insurer, at Markel’s sole cost and expense, as promptly as reasonably practicable following the date on which the Insurer obtains all of the requisite Permits to conduct the Alliance Business in such jurisdiction and (II) ceded to, and assumed by, the Insurer on a one hundred percent (100%) indemnity basis until such time that such Insurance Policies are so transitioned to the Insurer. The Parties agree that, for purposes of calculating any compensation pursuant to the Agency Agreement, including any profit sharing commission, (x) the written premium with respect to any Insurance Policies that are underwritten by such Alternative Insurer shall be aggregated with the written premium with respect to any Insurance Policies that are underwritten by the Insurer and (y) the loss data with respect to any Insurance Policies that are underwritten by such Alternative Insurer shall be aggregated with the loss data with respect to any Insurance Policies that are underwritten by the Insurer.

(c)      Markel and HGTY shall, and shall cause their Affiliates to, work together in good faith to preserve, renew and maintain in full force and effect all such Governmental Approvals as are reasonably necessary to cause the Insurer to be exempt from any assigned risk programs, “take all comer” Laws and other similar programs and Laws that would otherwise be applicable to the Insurer.

5.3     Insurer Rating.

(a)      Until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable, Markel shall promptly provide Hagerty with copies of all reports, presentations, correspondence or other information or communications provided by Markel or any of its Affiliates or Representatives to A.M. Best or received by Markel or any of its Affiliates or Representatives from A.M. Best, in each case, solely to the extent relating to the Insurer.

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(b)      Until the earlier of (i) such time as the Insurer has a stand-alone financial strength rating by A.M. Best of at least “A” (Excellent) and (ii) the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable, Markel shall continue to include the Insurer as a member of the Markel North America Insurance Group for A.M. Best financial strength rating purposes, such that the financial strength rating of the Insurer by A.M. Best is the same as the other member insurance companies comprising the Markel North America Insurance Group.

(c)      Until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable, Markel shall use its reasonable best efforts to ensure that the financial strength rating of the Insurer by A.M. Best at all times is at least “A” (Excellent).

5.4      Name of the Insurer. Until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable, upon the request of Hagerty and subject to obtaining all required Governmental Approvals (which the Parties shall cooperate and work together in good faith in seeking), the Parties shall take all actions necessary to effect a change in the name of the Insurer to such name as may be agreed by the Parties; provided, that if the name of either Party is proposed to be included in such name, it shall be a condition of any such name change that the Parties and the Insurer enter into mutually acceptable trademark or service mark licenses with respect to the use of the Party’s names and a mutually acceptable arrangement with respect to the change of the Insurer’s name following the termination of this Agreement if the Party whose name is used does not retain an ownership interest in the Insurer. In such event, the Parties shall cooperate to ensure that (i) the Insurer is authorized to use such name in the United States and (ii) the Insurer maintains all Permits and is compliant with all rate and form filing requirements under its new name in all applicable jurisdictions. HGTY or Hagerty shall be responsible for designing and developing the trademarks, service marks, logos and other identifying symbols of the Insurer and the Alliance Business, subject to Markel’s review and approval (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, in the event Hagerty acquires the Insurer pursuant to Section 5.6(a), nothing herein shall prohibit HGTY or Hagerty from changing the name of the Insurer following the effective date of such acquisition.

5.5       Governmental Approvals.

(a)        The Parties agree to work together in good faith to ensure that the Agency Agreement remains in place during the term of this Agreement and for the duration of any Fronting Period. As promptly as reasonably practicable following the date on which the term of the Agency Agreement expires in accordance with its terms, Markel and HGTY shall use, and cause their Affiliates to use, reasonable best efforts to extend the term of the Agency Agreement to and including (i) December 31, 2030 or (ii) at the request of Hagerty, the last day of the Fronting Period, and in the case of each of clause (i) and (ii), Markel shall use reasonable best efforts to obtain all Governmental Approvals that are or become required under applicable Law to extend the term of the Agency Agreement.

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5.6       Acquisition of the Insurer by Hagerty.

(a)        Hagerty shall have the exclusive right, exercisable in its sole discretion by providing six (6) months’ prior written notice (the “Hagerty Acquisition Notice”) to Markel to purchase one hundred percent (100%) of the issued and outstanding capital stock of the Insurer from Markel and such Affiliates of Markel that own any capital stock of the Insurer (collectively, the “Markel Sellers”). The Hagerty Acquisition Notice shall set forth the proposed effective date of such acquisition, which date (x) shall be the first day of a calendar year and (y) may not be earlier than January 1, 2023 or later than January 1, 2028. The purchase price payable by Hagerty in consideration for such acquisition shall be an amount equal to (i) $23,000,000, plus (ii) the Statutory Book Value as of the December 31 immediately preceding the proposed effective date of such acquisition set forth in the Hagerty Acquisition Notice, determined on a pro forma basis giving effect to the reinsurance transaction contemplated by Section 5.6(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.6(e), the payment of the dividend contemplated by Section 5.6(f), the distribution and assignment of rights contemplated by Section 5.6(g) and the settlement of claims contemplated by Section 5.6(h), if applicable (such purchase price, the “Insurer Acquisition Price”). Following receipt by Markel of the Hagerty Acquisition Notice, the Parties shall work together in good faith and reasonably cooperate with each other to negotiate and prepare a share purchase agreement containing customary terms and conditions pursuant to which Hagerty or its designee shall purchase, acquire and accept from the Markel Sellers, and the Markel Sellers shall sell, convey, assign, transfer and deliver to Hagerty or its designee, all of the issued and outstanding capital stock of the Insurer free and clear of all Liens. Such share purchase agreement shall include, among other things: (i) a requirement for Markel to indemnify Hagerty and its Affiliates for all non-insurance Liabilities of the Insurer arising prior to the date of such sale of all of the issued and outstanding capital stock of the Insurer to Hagerty (excluding any such Liabilities that were taken into account in determining the Statutory Book Value as of the December 31 immediately preceding the proposed effective date set forth in the Hagerty Acquisition Notice, but including, with respect to Taxes, all Liabilities for which the Insurer could be liable as a result of being a member of an affiliated, combined, consolidated or unitary group prior to the date of such sale); (ii) unqualified representations and warranties by Markel that (A) the Markel Sellers own all of the issued and outstanding capital stock of the Insurer free and clear of all Liens, (B) the Insurer has no employees or independent contractors (other than independent contractors retained in the ordinary course of business in connection with the administration of the Insurer’s business), (C) the Insurer does not, and has no obligation to, sponsor, maintain or contribute to any employee benefit plan, (D) the Insurer is not a party to any agreement, contract, understanding or similar arrangement (other than Insurance Policies and third-party catastrophe, excess of loss or facultative reinsurance or retrocessional treaties or agreements entered into in accordance with the terms of this Agreement) with any Person other than HGTY, Markel or their respective Affiliates) and (E) the Insurer does not own or have a leasehold interest in any real property; and (iii) a requirement that (A) the Insurer has assets in an amount and of the type required in order for the Insurer to maintain all Insurer Permits and all statutory deposits required to be maintained by the Insurer under applicable Law and (B) any additional assets of the Insurer above the amount referenced in clause (A) consist of cash and/or cash equivalents and corporate debt securities rated AA/Aa2 or better. The consummation of the acquisition pursuant to this Section 5.6(a) shall be subject to the receipt of all Governmental Approvals necessary with respect to the acquisition of Control of the Insurer by the Hagerty Party. Hagerty’s obligation to consummate the acquisition contemplated by this Section 5.6(a) shall be further subject to the receipt of all Governmental Approvals required to effect the reinsurance transaction contemplated by Section 5.6(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.6(e), the payment of the dividend contemplated by Section 5.6(f) and the distribution and assignment of rights contemplated by Section 5.6(g). Each Party agrees to, and to cause its Affiliates to, take all actions reasonably necessary to give effect to the transactions contemplated by this Section 5.6 (including the reinsurance transaction contemplated by Section 5.6(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.6(e), the payment of the dividend contemplated by Section 5.6(f) and the distribution and assignment of rights contemplated by Section 5.6(g) and establishment of the escrow accounts contemplated by Section 5.6(g) and Section 5.6(i)), including using (and causing its Affiliates to use) reasonable best efforts to obtain any required Governmental Approvals as promptly as practicable following the delivery of the Hagerty Acquisition Notice. The consummation of the acquisition pursuant to this Section 5.6(a) shall become effective at 12:00:01 a.m. on the effective date proposed by Hagerty in the Hagerty Acquisition Notice, or, if later, at 11:59:59 p.m. on the date that is three (3) Business Days following the receipt of all Governmental Approvals necessary with respect to the acquisition of Control of the Insurer by Hagerty or, at the sole discretion of Hagerty, if later, at 11:59:59 p.m. on the date that is three (3) Business Days following the receipt of all applicable Governmental Approvals required to consummate the transactions contemplated by this Section 5.6(a) (including all Governmental Approvals required to effect the reinsurance transaction contemplated by Section 5.6(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.6(e), the payment of the dividend contemplated by Section 5.6(f) and the distribution and assignment of rights contemplated by Section 5.6(g)). If Hagerty exercises its option to acquire all of the issued and outstanding capital stock of the Insurer pursuant to this Section 5.6(a), then following Markel’s receipt of the Hagerty Acquisition Notice, Markel shall, until such time of the consummation of the acquisition pursuant to this Section 5.6(a), cooperate with Hagerty and provide Hagerty with any information reasonably requested by Hagerty in connection with any effort by Hagerty to maintain the Insurer’s financial strength rating by A.M. Best or obtain a stand-alone financial strength rating for the Insurer by A.M. Best.

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(b)     If Hagerty exercises its option to purchase all of the issued and outstanding capital stock of the Insurer in accordance with Section 5.6(a), then at least fifteen (15) Business Days prior to the proposed effective date of such acquisition set forth in the Hagerty Acquisition Notice, Markel shall prepare a reasonably detailed calculation of the Insurer Acquisition Price using Markel’s good faith estimate of the Statutory Book Value as of the December 31 immediately preceding the proposed effective date of such acquisition set forth in the Hagerty Acquisition Notice and provide written notice (the “Estimated Insurer Acquisition Price Notice”) thereof to Hagerty. On the date on which the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty is consummated pursuant to Section 5.6(a), Hagerty shall pay to Markel an amount equal to Markel’s estimate of the Insurer Acquisition Price set forth in the Estimated Insurer Acquisition Price Notice (such amount, the “Estimated Insurer Acquisition Price”), minus the Option Price.

(c)     No later than ninety (90) days following the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a), Hagerty shall prepare a reasonably detailed calculation of the Insurer Acquisition Price and provide written notice (the “Insurer Acquisition Price Notice”) thereof to Markel. Markel shall have thirty (30) days following its receipt of the Insurer Acquisition Price Notice to provide written notice (“Insurer Acquisition Price Notice of Disagreement”) of its disagreement with the calculation of the Insurer Acquisition Price set forth in the Insurer Acquisition Price Notice. If Markel does not provide such Insurer Acquisition Price Notice of Disagreement to Hagerty within such time period, then the calculation of the Insurer Acquisition Price set forth in the Insurer Acquisition Price Notice shall be final and binding on the Parties. During the thirty (30) days immediately following the delivery of the Insurer Acquisition Price Notice of Disagreement, the Parties will seek in good faith to resolve any disputes as to the calculation of the Insurer Acquisition Price set forth in the Insurer Acquisition Price Notice. In the event that any such dispute is not resolved within such time period, each Party shall submit its calculation of the Insurer Acquisition Price to Grant Thornton LLP or such other nationally recognized independent accounting firm with actuarial expertise as shall be agreed by the Parties (an “Independent Expert”). The Parties shall request that the Independent Expert provide its determination of the Insurer Acquisition Price within twenty (20) days after the submission of such matter to the Independent Expert, or as soon as reasonably practicable thereafter, and the Independent Expert’s determination of the Insurer Acquisition Price shall be final and binding on the Parties. The Independent Expert’s calculation of the Insurer Acquisition Price, if not in accordance with the calculation submitted by Hagerty or Markel, shall not be more favorable to Hagerty than the calculation submitted by Hagerty or more favorable to Markel than the calculation submitted by Markel. All fees and expenses relating to the work performed by the Independent Expert pursuant to this Section 5.6(c) shall be shared equally between Hagerty and Markel. The “Final Insurer Acquisition Price” shall be equal to (i) the Estimated Insurer Acquisition Price, if Hagerty does not deliver the Insurer Acquisition Price Notice to Markel in accordance with this Section 5.6(c), (ii) the Insurer Acquisition Price set forth in the Insurer Acquisition Price Notice, if Markel does not deliver the Insurer Acquisition Price Notice of Disagreement within the time period set forth in this Section 5.6(c), (iii) the amount agreed upon between Hagerty and Markel or (iv) the Insurer Acquisition Price determined by the Independent Expert pursuant to this Section 5.6(c), if Markel delivers the Insurer Acquisition Price Notice of Disagreement and Hagerty and Markel are unable to agree upon the Insurer Acquisition Price. The Final Insurer Acquisition Price minus the Estimated Insurer Acquisition Price shall be referred to as the “Insurer Acquisition Price Adjustment”. If the Insurer Acquisition Price Adjustment is a positive amount, then Hagerty shall pay to Markel an amount in cash equal to the Insurer Acquisition Price Adjustment within five (5) Business Days following determination of the Final Insurer Acquisition Price in accordance with this Section 5.6(c). If the Insurer Acquisition Price Adjustment is a negative amount, then Markel shall pay to Hagerty an amount in cash equal to the absolute value of the Insurer Acquisition Price Adjustment within five (5) Business Days following determination of the Final Insurer Acquisition Price in accordance with this Section 5.6(c).

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(d)     Immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b), if there are any Liabilities associated with Insurance Policies written, renewed or assumed by the Insurer prior to the effective date of such acquisition that were not assumed by Evanston pursuant to the 2013 Evanston Reinsurance Agreement or the 2017 Evanston Reinsurance Agreement, then Markel shall cause the Insurer and Evanston to enter into a loss portfolio transfer reinsurance agreement, pursuant to which, effective immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b), the Insurer shall transfer cash and/or assets (as determined and selected in the sole discretion of Evanston) with a fair market value equal to any and all such Liabilities associated with such Insurance Policies, and Evanston shall assume from the Insurer, any and all such Liabilities associated with such Insurance Policies.

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(e)     Immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b), all agreements between the Insurer, on the one hand, and Markel and/or any Affiliates of Markel, on the other hand (other than the 2013 Evanston Reinsurance Agreement, the 2017 Evanston Reinsurance Agreement, and the Claims Services Agreement) and the loss portfolio transfer reinsurance agreement contemplated by Section 5.6(d)) shall be terminated, effective immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b), and each party thereto shall be released from any and all Liabilities arising in connection therewith, and Markel shall agree to waive any and all rights that it may have against the Insurer thereunder. In addition, Markel shall cause each loan, note, advance, receivable, payable and other obligation between the Insurer, on the one hand, and Markel and/or any of its Affiliates, on the other hand, regardless of its maturity, to be settled, discharged, offset, paid, repaid in full, terminated or extinguished, for the amount due, including any accrued and unpaid interest to but excluding the date of payment, prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b). At the request of Hagerty, the Parties agree to work together in good faith to negotiate and prepare a transition services agreement containing customary terms and conditions pursuant to which Markel and its applicable Affiliates would continue to provide certain management and administrative services to the Insurer, subject to reasonable compensation therefor, on a transitional basis following such closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b).

(f)      Subject to the receipt of all required Governmental Approvals, immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b), Markel shall cause the Insurer to declare and pay a dividend to Markel in an amount equal to the maximum amount permitted by the Missouri Department of Insurance; provided, that, following the payment of such dividend, the Insurer retains the minimum statutory capital and surplus required as of such date in order for the Insurer to maintain all Insurer Permits and all statutory deposits required to be maintained by the Insurer under applicable Law.

(g)     (i) Immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b), and subject to the receipt of all necessary Governmental Approvals, Markel shall cause the Insurer to distribute and assign to Markel, effective immediately prior to such closing, all of the Insurer’s indemnification rights under the Agency Agreement with respect to any Liabilities arising prior to such closing to the extent such Liabilities have been assumed by Markel, and (ii) if any claims by the Insurer against HGTY or its Affiliates for Liabilities (including Liabilities described in clause (i) above) arising under the Agency Agreement remain outstanding and such Liabilities have been assumed by Markel and are not covered under Hagerty Agency’s or Hagerty Marine’s errors and omissions insurance policy or otherwise recoverable from a third party not affiliated with HGTY, then upon the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b), Hagerty shall deposit into an escrow account, established with an escrow agent mutually acceptable to Markel and Hagerty, cash in an amount equal to the lesser of (A) $3,000,000 and (B) the average of (x) Markel’s reasonable estimate of the amount that would be sufficient to resolve any claims for such Liabilities and (y) Hagerty’s reasonable estimate of the amount that would be sufficient to resolve any claims for such Liabilities.

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(h)     Following receipt by Markel of the Hagerty Acquisition Notice, the Parties shall work together in good faith and use reasonable best efforts to identify and resolve any outstanding claims for Liabilities between the Insurer and HGTY or its Affiliates arising under the Agency Agreement prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b).

(i)       If any claims by HGTY or its Affiliates against the Insurer for Liabilities arising under the Agency Agreement remain outstanding and such Liabilities are not otherwise recoverable from a third party not affiliated with Markel, then upon the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b), Markel shall deposit into an escrow account, established with an escrow agent mutually acceptable to Markel and Hagerty, cash in an amount equal to the lesser of (A) $3,000,000 and (B) the average of (x) Markel’s reasonable estimate of the amount that would be sufficient to resolve any claims for such Liabilities and (y) Hagerty’s reasonable estimate of the amount that would be sufficient to resolve any claims for such Liabilities.

(j)       Immediately prior to the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b), Markel and HGTY shall cause Evanston and Hagerty Re, respectively, to terminate the Hagerty Reinsurance Agreement with respect to new business, effective upon the closing of the acquisition of all of the issued and outstanding capital stock of the Insurer by Hagerty pursuant to Section 5.6(a) and Section 5.6(b). Upon the closing of such acquisition, (i) HGTY shall cause the Insurer and Hagerty Re to enter into a reinsurance agreement substantially in the form of the Hagerty Reinsurance Agreement; provided, that such agreement shall cover Insurance Policies written, renewed or assumed by the Insurer in connection with the Alliance Business with an effective date during the period from and including the effective date of such acquisition, through and including December 31, 2030 and shall contemplate the reinsurance agreement described in clause (ii) below, and (ii) HGTY and Markel shall cause the Insurer and Evanston, as applicable, to enter into an amendment to the 2017 Evanston Reinsurance Agreement providing for Evanston’s quota share participation thereunder to become twenty percent (20%) with respect to the Alliance Business (including any Insurance Policies underwritten by a Fronting Insurer pursuant to Section 5.7(b)) with an effective date during the period from and including the effective date of such acquisition, through and including December 31, 2030 (provided, that Evanston’s quota share participation shall be determined prior to giving effect to (x) the reinsurance contemplated by clause (i) above and (y) any property catastrophe reinsurance protection purchased by the Insurer).

5.7     Alliance Business.

(a)      Subject to Section 5.2(b), Section 5.7(b), Section 5.7(c), Section 5.9 and Section 5.32, except as otherwise agreed in writing between the Parties, the Parties agree that all Insurance Policies produced by Hagerty Agency or any of its Affiliates in connection with the Alliance Business shall be underwritten by the Insurer; provided, that, upon mutual agreement of the Parties, Insurance Policies produced in connection with the Alliance Business may be underwritten by Markel American Insurance Company (“MAIC”) and/or Markel Insurance Company (“MIC”) so long as the attendant costs are proportionally shared between HGTY and Markel (based on Hagerty Re’s then-current quota share percentage under the Hagerty Reinsurance Agreement). In the event any Insurance Policies produced by Hagerty Agency or any of its Affiliates in connection with the Alliance Business are underwritten by MAIC or MIC in accordance with this Section 5.7(a), Markel shall cause MAIC and/or MIC, as applicable, to become a party to the Agency Agreement or otherwise enter into a personal lines agency agreement with Hagerty Agency substantially in the form of the Agency Agreement. Any such Insurance Policies that are underwritten by MAIC or MIC shall be ceded to, and assumed by, the Insurer on a one hundred percent (100%) indemnity basis; provided, that no commercial business produced by Hagerty Agency or any of its Affiliates and underwritten by MAIC or MIC shall be ceded to the Insurer. The Parties agree that, for purposes of calculating any compensation pursuant to the Agency Agreement, including any profit sharing commission, (x) the written premium with respect to any Insurance Policies that are underwritten by MAIC and/or MIC shall be aggregated with the written premium with respect to any Insurance Policies that are underwritten by the Insurer and any Fronting Insurer and (y) the loss data with respect to any Insurance Policies that are underwritten by MAIC and/or MIC shall be aggregated with the loss data with respect to any Insurance Policies that are underwritten by the Insurer and any Fronting Insurer.

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(b)      Upon Hagerty’s request, Markel shall cause State National Insurance Company, Inc. or another Subsidiary of Markel agreed upon by Hagerty and Markel (each, a “Fronting Insurer”) to underwrite Insurance Policies produced by Hagerty Agency or any of its Affiliates in connection with the Alliance Business and not underwritten by the Insurer, MAIC or MIC. In the event any such Insurance Policies are underwritten by a Fronting Insurer in accordance with this Section 5.7(b), Markel shall cause such Fronting Insurer to enter into a personal lines agency agreement with Hagerty Agency on terms mutually agreed upon by the parties and consistent with such Fronting Insurer’s standard requirements and documentation, including with respect to collateral arrangements and fronting fee payment mechanics. Any such Insurance Policies that are underwritten by any Fronting Insurer shall be ceded to, and assumed by, the Insurer on a one hundred percent (100%) indemnity basis. The Parties agree that, for purposes of calculating any compensation pursuant to the Agency Agreement, including any profit sharing commission, (x) the written premium with respect to any Insurance Policies that are underwritten by any Fronting Insurer shall be aggregated with the written premium with respect to any Insurance Policies that are underwritten by the Insurer, MAIC and MIC and (y) the loss data with respect to any Insurance Policies that are underwritten by any Fronting Insurer shall be aggregated with the loss data with respect to any Insurance Policies that are underwritten by the Insurer, MAIC and MIC. If a Fronting Insurer underwrites Insurance Policies as contemplated by this Section 5.7(b), then Hagerty or one of its Affiliates shall pay to such Fronting Insurer an annual fronting fee equal to the greater of (A) five percent (5%) of the annual gross written premium underwritten by such Fronting Insurer in connection with the Alliance Business, net of any state mandated assessments and fees passed directly through to the state, and (B) $250,000.

(c)      If Hagerty acquires the Insurer pursuant to Section 5.6(a) prior to the termination of this Agreement, then, in Hagerty’s sole discretion, Insurance Policies produced by Hagerty Agency or any of its Affiliates in connection with the Alliance Business may be underwritten by any insurance carrier selected by Hagerty; provided, that any such Insurance Policies that are not underwritten by the Insurer must be ceded to, and assumed by, the Insurer.

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(d)      Unless otherwise agreed in writing by Hagerty, until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable, no Insurance Policies shall be issued or assumed by the Insurer other than Insurance Policies produced by Hagerty Agency or any of its Affiliates in connection with the Alliance Business.

5.8     Ownership of Intellectual Property. Markel hereby acknowledges that, subject to the terms of the Agency Agreement, all Renewal Rights shall be the property of Hagerty and its Affiliates, and neither Markel nor any of its Affiliates shall have any ownership interest therein. The Parties further agree that:

(a)       all intellectual property (i) owned or licensed by Hagerty and its Affiliates as of the date of the Original Alliance Agreement, or (ii) developed and/or paid for by HGTY, Hagerty or their Affiliates in connection with the Alliance Business shall be the property of HGTY and its Affiliates, and neither Markel nor any of its Affiliates shall have any ownership interest therein;

(b)       all intellectual property (i) owned or licensed by Markel and its Affiliates as of the date of the Original Alliance Agreement, or (ii) developed and/or paid for by Markel or its Affiliates in connection with the Alliance Business, shall be the property of Markel and its Affiliates, and neither HGTY nor any of its Affiliates shall have any ownership interest therein; and

(c)       all intellectual property (i) developed by HGTY, Hagerty or their Affiliates jointly with Markel or its Affiliates in connection with the Alliance Business, (ii) developed and/or paid for by the Insurer, or (iii) owned or licensed by the Insurer as of the date of the First Amended and Restated Alliance Agreement, shall be the property of the Insurer, and none of HGTY, Markel or any of their respective Affiliates (other than the Insurer) shall have any ownership interest therein; provided, however, that the Insurer shall grant to Markel and its Affiliates and to HGTY and its Affiliates a perpetual, irrevocable, worldwide, royalty-free fully paid-up, non-exclusive right and license to use all such intellectual property that is used in the operation or conduct of the Alliance Business.

5.9      Certain Other Activities. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit or limit the performance by the Parties or their Affiliates of their respective obligations in respect of, or preclude, prohibit or restrict the Parties or their Affiliates from engaging, in any manner, in the transactions and activities set forth in Exhibit A.

5.10    Evanston Reinsurance Agreement.

(a)       In the event that the financial strength rating of Evanston is downgraded by A.M. Best below (i) “A” (Excellent), at any time during which the aggregate reserves, determined in accordance with SAP, relating to the Liabilities reinsured by Evanston under the 2013 Evanston Reinsurance Agreement and the 2017 Evanston Reinsurance Agreement exceed $10,000,000, or (ii) “B++” (Good), at any other time, Markel shall (x) take, or cause to be taken, all such actions as are necessary to restore, within one hundred eighty (180) days following such downgrade, such financial strength rating to an “A” (Excellent) or “B++” (Good), as applicable, (y) cause (A) the Evanston Reinsured Policies to be reinsured by an Affiliate of Markel that has a financial strength rating of at least “A” (Excellent) by A.M. Best and (B) such Affiliate to enter into a reinsurance agreement with Hagerty Re in the form of the Hagerty Reinsurance Agreement or (z) implement, or cause to be implemented, such security arrangements as are reasonably acceptable to Hagerty.

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(b)        In the event that, at any time while either the Hagerty Reinsurance Agreement or the 2017 Evanston Reinsurance Agreement remains in force, Markel no longer Controls Evanston, Markel shall cause (i) an Affiliate of Markel that has a financial strength rating of at least “A” (Excellent) by A.M. Best to provide reinsurance protection with respect to the Evanston Reinsured Policies and (ii) such Affiliate to enter into a reinsurance agreement with Hagerty Re in the form of the Hagerty Reinsurance Agreement.

5.11    Reinsurance Program.

(a)       The Parties agree that the Insurer is permitted to purchase third-party catastrophe, excess of loss and facultative reinsurance as it deems advisable. Until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable, (i) Markel shall provide notice to Hagerty in writing at least sixty (60) days prior to making any change to the catastrophe, excess of loss or facultative reinsurance program the Insurer has in place from time to time for the Alliance Business (including any material cost increase or coverage reduction) and (ii) for each annual assessment of third-party catastrophe, excess or loss and facultative reinsurance, Markel shall use its reasonable best efforts (through its internal and external expertise) to assist the Insurer with pricing and coverage.

(b)       Until the Termination Date, Markel shall use reasonable best efforts to, and shall cause MIICL to use reasonable best efforts to, maintain in place unlimited liability reinsurance protection, solely to the extent insurance business written under the Hagerty Motor Binding Authority Agreement is required by Law to provide unlimited liability cover, sufficient to permit MIICL to insure business written under the Hagerty Motor Binding Authority Agreement; provided, that if such reinsurance protection is no longer available to MIICL or it is no longer economically feasible to obtain or maintain such reinsurance protection (as determined by MIICL in its sole discretion), then MIICL shall no longer be required to write insurance business as contemplated by the Hagerty Motor Binding Authority Agreement.

5.12    Non-Competition.

(a)       The Parties agree that, during the period commencing on the date of the Original Alliance Agreement and ending on the Termination Date, (i) Markel and HGTY shall, and shall cause their respective Affiliates not to, directly or indirectly, other than through the Alliance, engage in the business of marketing, producing, selling, underwriting and administering within the fifty (50) United States and the District of Columbia any Insurance Policies of the type marketed, produced, sold, underwritten or administered in connection with the Alliance Business (the “Restricted Business”) and (ii) neither Party shall permit the use of its name and service marks in connection with any Restricted Business.

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(b)       Notwithstanding anything to the contrary in Section 5.12(a), and without implication that the following activities otherwise would be subject to the provisions of this Section 5.12, nothing in this Agreement shall:

(i)      preclude, prohibit or restrict Markel from engaging, or require Markel to cause any of its Affiliates not to engage, in any manner in any of the following:

(A)     acquiring less than an aggregate of five percent (5%) of any class of stock of a Person engaged, directly or indirectly, in the Restricted Business if such stock is publicly traded and listed on any stock exchange;

(B)      acquiring, merging or combining with any Person or business that engages, directly or indirectly, in the Restricted Business, so long as the gross revenues of such Person or business derived from the Restricted Business for the most recent fiscal year ended prior to the date of such acquisition were less than ten percent (10%) of the total consolidated gross revenues of such Person or business for such fiscal year; provided, however, that, subject to the requirements of Law, (I) Markel shall, and shall cause its Affiliates to, use reasonable best efforts to transfer to the Insurer any Insurance Policies written by such acquired Person, or in connection with such acquired business, that would be included in the Alliance Business and would comport with the underwriting guidelines set forth in the Agency Agreement upon the normal course renewal of each such Insurance Policy, and (II) to the extent that any such Insurance Policies cannot be so transferred to the Insurer or do not comport with the underwriting guidelines set forth in the Agency Agreement, Markel shall, and shall cause its Affiliates to, as promptly as practicable, either (x) cause such acquired Person or business to cease engaging in the Restricted Business and terminate all producer agreements relating to the Restricted Business or (y) sell or otherwise transfer all of its interest in the portion of such acquired Person or business conducting the Restricted Business to an unaffiliated third party; provided, further, that in no event shall Markel permit the use by such acquired Person or business of the “Markel” name and service marks in connection with the Restricted Business;

(C)      marketing, producing, selling, underwriting or administering any Insurance Policies other than Insurance Policies of the type comprising the Alliance Business;

(D)      marketing, producing, selling, underwriting or administering Insurance Policies in connection with Marine Business;

(E)       acquiring the Insurer; and

(F)       underwriting or administering any Insurance Policies that are produced by Hagerty Agency or any of its Affiliates; or

(ii)     preclude, prohibit or restrict HGTY from engaging, or require HGTY to cause any of its Affiliates not to engage, in any manner in any of the following:

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(A)      acquiring, merging or combining with any Person or business that engages, directly or indirectly, in the Restricted Business; provided, however, that, subject to the requirements of Law, HGTY shall, and shall cause its Affiliates to, use reasonable best efforts to transfer to the Insurer any Insurance Policies written by such acquired Person, or in connection with such acquired business, that would be included in the Alliance Business and that would comport with the underwriting guidelines set forth in the Agency Agreement, upon the normal course renewal of each such Insurance Policy;

(B)       marketing, producing, selling, underwriting or administering any products (insurance or otherwise) other than Insurance Policies of the type comprising the Alliance Business;

(C)       marketing, producing, selling, underwriting or administering any Insurance Policies prior to the Alliance Effective Date;

(D)       marketing, producing, selling, underwriting or administering any Insurance Policies in any jurisdiction other than the fifty (50) United States and the District of Columbia;

(E)        administering any Insurance Policies that are produced by Hagerty Agency or any of its Affiliates prior to the Alliance Effective Date;

(F)        providing any ancillary services relating to Insurance Policies;

(G)        marketing, producing, selling, underwriting or administering any Insurance Policies in any jurisdiction in which the Alliance Business cannot be conducted as a result of the breach by Markel of its obligations under Section 5.2(b) of this Agreement; and

(H)        marketing, producing, selling, underwriting or administering any Insurance Policies that (I) do not comport with the underwriting guidelines set forth in the Agency Agreement or the rate filings made in connection with the Alliance; (II) the Alliance Steering Committee has determined should not be underwritten by the Insurer; (III) are cancelled or non-renewed by the Insurer in accordance with the terms of the Agency Agreement; or (IV) the Insurer or, if applicable, an Alternative Insurer declines or is unable to underwrite.

5.13          Non-Solicitation of Customers. Except as contemplated by the Agency Agreement, Markel shall not, and shall cause its Affiliates not to, directly or indirectly, use any Confidential Information or any HGTY name or service mark or otherwise reference the Alliance to solicit the holders of Insurance Policies issued by the Insurer following the Alliance Effective Date for any purpose, including the sale of insurance products; provided that nothing in this Section 5.13 shall prohibit Markel or any of its Affiliates from engaging in general advertising and solicitation that is not directed at any such holder.

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5.14        Existing Business Activities Excluded from the Alliance.

(a)           For the avoidance of doubt, the Parties agree that (i) general (standard) marine insurance coverage business and (ii) classic marine insurance coverage business (including insurance coverage for antique, classic and reproduction wooden boats) ((i) and (ii), collectively, the “Marine Business”) (x) shall not be a part of the Alliance or the Alliance Business, and, (y) subject to the provisions of Section 6.2(i) in respect of the Marine Business, shall not be affected by the Alliance.

(b)           For the avoidance of doubt, the Parties agree that the UK Business (i) shall not be a part of the Alliance or the Alliance Business, and, (ii) subject to the provisions of Section 6.2(h) in respect of the UK Business, shall not be affected by the Alliance. To the extent there is any conflict between this Agreement and the UK Agreements, the latter shall prevail with respect to the UK Business and the former shall prevail with respect to the Alliance Business.

5.15        Confidentiality. At all times after the date of the Original Alliance Agreement, unless agreed by the Parties, each Party shall, and shall cause its Affiliates and Representatives to, (a) keep confidential all data, reports, trade secrets, proprietary secrets and any other confidential information regarding the other Party and the Alliance Business, including underwriting manuals and guidelines, applications, policy forms, agent lists and information, customer lists and information, financial information, investment strategies, reserving practices, claims handling practices and other business practices (collectively, “Confidential Information”), as may have been disclosed to such Party or its Affiliates by or on behalf of the other Party or its Affiliates or as may have been obtained by such Party or its Affiliates by virtue of its direct or indirect ownership interest in the Insurer, and (b) not make competitive use of or disclose such Confidential Information to any other Person, except with the prior written consent of the other Party or as required by Law or Governmental Order; provided that, for the avoidance of doubt and subject to Section 5.12, this Section 5.15 shall not prohibit HGTY from disclosing or using any intellectual property (i) owned or licensed by HGTY and its Affiliates or (ii) developed and/or paid for by HGTY or its Affiliates in connection with the Alliance Business. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of disclosure by or on behalf of HGTY or Markel in breach of this Section 5.15, (B) is or becomes available on a non-confidential basis from a source other than one of the Parties or its Representatives, provided that such source is not bound by a confidentiality or similar obligation with respect to such information, or (C) is independently developed by or on behalf of HGTY or Markel or any of their respective Affiliates without reliance on Confidential Information regarding the Alliance Business provided by the other Party. In the event that HGTY or Markel or any of their respective Affiliates or Representatives is required by applicable Law or Governmental Order to disclose any such Confidential Information, such Party shall, to the extent permitted by Law, promptly notify the other Party in writing so that a protective order and/or other measure to prevent or limit the production or disclosure of such Confidential Information can timely be sought. The limitation set forth in this Section 5.15 shall not prohibit either Party from disclosing such Confidential Information to its independent accountants or auditors provided that such independent accountants or auditors are informed of the confidential nature of such information and instructed to keep such information confidential.

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5.16          Access to Information. Markel shall, and shall cause its Affiliates (except that with respect to the Insurer, such obligation will continue only until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable) to, provide to Hagerty, its Affiliates and their respective Representatives, upon reasonable written notice by Hagerty to Markel and subject to Section 5.15, reasonable access during normal business hours to (i) the books, records, statements, correspondence, reports, contracts, Permits and other documents of the Insurer or of Markel and its other Affiliates relating to the Insurer or the Alliance Business, (ii) operating data and such other information concerning the Insurer or the Alliance Business as Hagerty may from time to time reasonably request and (iii) relevant employees and consultants of Markel and its Affiliates, and instruct such employees and consultants to reasonably cooperate with Hagerty, in each case, for any reasonable business purpose relating to the Alliance Business.

5.17          Books and Records; Internal Controls. Markel and HGTY shall, and shall cause their respective Affiliates (except that for Markel with respect to the Insurer, such obligation will continue only until the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable) to, maintain books and records with respect to the Alliance Business in accordance with insurance industry standards of record keeping. The Parties agree that such books and records shall be made available for examination, audit and inspection by any Governmental Authority with appropriate jurisdiction. Markel shall cause the Insurer to maintain a system of internal accounting controls with respect to the Alliance Business sufficient to provide reasonable assurances that, in all material respects, (a) all transactions are executed in accordance with management’s general or specific authorization, (b) all transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with SAP and GAAP and to maintain accountability for its assets and (c) access to the Insurer’s property and assets is permitted only in accordance with management’s general or specific authorization.

5.18          Independent Auditors. The Parties agree that KPMG, LLP, or such other independent certified public accounting firm in the United States of national recognition that serves as Markel’s independent registered public accounting firm, shall serve as the independent auditors for the Insurer.

5.19          Transaction Agreements. Unless otherwise agreed, recommended by the Alliance Steering Committee or in order to appropriately address requirements under applicable Law, Markel shall not cause or permit any termination, amendment, modification or change to any Transaction Agreement to which neither HGTY nor any of its Affiliates is a party without the prior written consent of HGTY. Markel shall promptly provide written notice to HGTY in the event any such Transaction Agreement is terminated, amended, modified or changed in order to appropriately address requirements under applicable Law.

5.20          Compliance with Law. Each Party agrees that during the period from the Alliance Effective Date until the Termination Date (except that for Markel with respect to the Insurer, the earlier of the Termination Date and the date on which Hagerty acquires the Insurer pursuant to Section 5.6(a), if applicable) it shall, and shall cause its applicable Affiliates to, conduct the Alliance Business in accordance with the terms and conditions of the Transaction Agreements and all applicable Laws.

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5.21          Further Assurances. From time to time after the Alliance Effective Date, each Party shall take, or cause to be taken, such other action, and shall execute and deliver, or cause to be executed and delivered, such additional agreements, instruments, conveyances, notices, certificates and other documents, in each case, as the other Party may reasonably request in order to consummate more effectively the transactions contemplated by the Transaction Agreements.

5.22          Notice Obligation.

(a)               Each Party shall promptly give the other Party written notice of (i) any notice or other communication received by such Party or its Affiliates from any Governmental Authority or third party in connection with the transactions contemplated by this Agreement or otherwise related to the Alliance Business, (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition, agreement or obligation to be complied with or satisfied by it pursuant to this Agreement and (iii) the occurrence, or failure to occur, of any event, or the existence of any condition, that could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement; provided, however, that providing such notice shall not change or affect any covenant, condition, agreement or obligation made by it under this Agreement, nor shall such notice change or affect the rights and obligations or other remedies of the Parties under this Agreement.

(b)               Each Party shall promptly give the other Party written notice (i) in the event that it becomes the subject of a Change of Control and (ii) in the event that it or, with respect to Markel, the Insurer (prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a)), or, with respect to HGTY, any of Hagerty Agency, Hagerty Re, the Insurer (following any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a)) or any Subsidiary of HGTY that owns an interest in Hagerty Re or in the Insurer (following any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a)) becomes the subject of an Insolvency Event.

5.23          Capital Contributions to Hagerty Re.

(a)               No later than fifteen (15) days prior to the beginning of each calendar year, beginning with the calendar year commencing on January 1, 2021, HGTY shall (i) provide written notice (“Capital Contribution Notice”) to Markel of the amount of capital, if any, that HGTY will cause to be contributed to Hagerty Re within fifteen (15) days following the start of such calendar year, calculated as set forth below in Section 5.23(b), and (ii) cause its applicable Subsidiary to make a capital contribution to Hagerty Re within fifteen (15) days following the start of such calendar year in an amount equal to the amount set forth in the applicable Capital Contribution Notice.

(b)               The amount of capital, if any, that HGTY shall cause to be contributed to Hagerty Re for each calendar year, beginning with the calendar year commencing on January 1, 2021, shall be an amount greater than or equal to the amount that would be required in order for (i) the ratio of (x) the projected written premium assumed by Hagerty Re under the Hagerty Reinsurance Agreement (which, for the avoidance of doubt, will include premium written under any arrangement contemplated by Section 5.7(b)) and the Hagerty International Reinsurance Agreement for the applicable calendar year (determined by Hagerty Re as of December 15 of the immediately preceding calendar year), to (y) the projected total statutory capital and surplus of Hagerty Re as of January 15 of the applicable calendar year, calculated in accordance with Bermuda statutory accounting rules, not to exceed a ratio of four and one half to one (4.5:1); and (ii) the projected total statutory capital and surplus of Hagerty Re as of December 31 of the applicable calendar year, calculated in accordance with Bermuda statutory accounting rules, to equal or exceed 130% of Hagerty Re’s projected “Enhanced Capital Requirement”, determined in accordance with applicable Bermuda law (ECR), as of December 31 of such calendar year. For the avoidance of doubt, Hagerty Re’s projected total statutory capital and surplus as of December 31 of each calendar year shall include (A) projected earnings for such calendar year and (B) any additional capital contributions expected to be received by Hagerty Re by January 15 of such calendar year.

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Article VI
ALLIANCE STEERING COMMITTEE

6.1              Alliance Steering Committee. The Parties shall maintain an Alliance steering committee (the “Alliance Steering Committee”) consisting of six (6) members, three (3) of which shall be appointed by Markel and three (3) of which shall be appointed by HGTY. Any member of the Alliance Steering Committee may be removed and replaced with a newly appointed individual by the Party who appointed such member at any time upon written notice to the other Party.

6.2              Responsibilities of Alliance Steering Committee. The Alliance Steering Committee shall perform the following functions, subject to applicable Law:

(a)               setting the strategic direction of the Alliance, including reviewing and approving the Alliance’s annual business plans and the operating budgets and reinsurance programs of the Insurer;

(b)               reviewing and monitoring the operating results of the Alliance Business;

(c)               reviewing and monitoring the A.M. Best rating of the Insurer;

(d)               reviewing and monitoring regulatory matters affecting the Insurer;

(e)               reviewing and monitoring the underwriting guidelines of the Insurer;

(f)                reviewing and monitoring adherence of the Parties to obligations under the Transaction Agreements;

(g)               managing the relationship between the Parties as it relates to the Alliance;

(h)               working with local management to oversee, review and monitor the relationship between the Parties as it relates to the UK Business, including reviewing and monitoring the strategic direction of the UK Business, reviewing and monitoring the operating results of the UK Business and monitoring adherence of the Parties to obligations under the UK Agreements;

(i)                 managing the relationship between the Parties as it relates to the Marine Business; and

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(j)                 such other responsibilities as may be mutually agreed upon by the Parties from time to time.

6.3              Implementation of Strategic Direction. The Parties shall, and shall cause their respective Affiliates to, use reasonable best efforts to take any and all actions necessary to carry out the strategic direction of the Alliance as set by the Alliance Steering Committee. The Alliance Steering Committee shall have no power or authority to directly bind or act on behalf of the Parties or their respective Affiliates, to execute any agreement or instrument on behalf of the Parties or their respective Affiliates or otherwise render the Parties or their respective Affiliates liable for any purpose.

6.4              Meetings. Unless otherwise agreed to by HGTY and Markel, the Alliance Steering Committee shall meet at least once during every calendar year, or more frequently as HGTY and Markel mutually deem appropriate, on such dates, and at such locations and times, as such Parties shall agree; provided, that any member of the Alliance Steering Committee shall be permitted to call a special meeting of the Alliance Steering Committee at any time and from time to time. All such meetings shall be held upon at least ten (10) days’ notice to the members of the Alliance Steering Committee. The members of the Alliance Steering Committee may participate in any meeting of the Alliance Steering Committee by telephone or video conference, and such participation in such meeting shall constitute presence in person at such meeting. HGTY and Markel each may, upon prior written notice to the other Party, invite non-member Representatives of such Party to attend meetings of the Alliance Steering Committee.

6.5              Quorum and Voting. Attendance by at least two (2) members of the Alliance Steering Committee appointed by each of HGTY and Markel shall constitute a quorum for the transaction of business. The Parties shall use reasonable best efforts to ensure that a quorum is present at all duly called meetings of the Alliance Steering Committee. All decisions of the Alliance Steering Committee shall be made by majority vote; provided that the votes of any member of the Alliance Steering Committee absent from the applicable meeting may be cast by any other member of the Alliance Steering Committee appointed by the same Party as such absent member. In the event of a deadlock with respect to any vote of the Alliance Steering Committee relating to the approval of the Alliance’s annual operating budget, the Parties agree that the operating budget with respect to the previous year shall remain in effect until a new budget is approved by the Alliance Steering Committee.

6.6              Expenses. Each Party shall bear all expenses of its respective Alliance Steering Committee members relating to their participation on the Alliance Steering Committee and attendance at meetings of the Alliance Steering Committee.

Article VII
TERM AND TERMINATION

7.1              Term. The term of this Agreement (as extended or earlier terminated, the “Term”) shall begin on the date of the Original Alliance Agreement and shall expire on December 31, 2030, unless otherwise extended by mutual agreement of the Parties or terminated in accordance with the terms of this Article VII.

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7.2          Termination. This Agreement may be terminated at any time:

(a)           by written agreement of the Parties;

(b)           by HGTY and Hagerty (the “Hagerty Party”) immediately upon written notice to Markel upon the termination of the Agency Agreement in accordance with its terms;

(c)           by Markel immediately upon written notice to the Hagerty Party upon the termination of the Agency Agreement in accordance with its terms;

(d)           by the Hagerty Party upon one hundred eighty (180) days prior written notice to Markel if Markel is the subject of a Change of Control; provided that such written notice is received by Markel within one hundred eighty (180) days of the occurrence of such Change of Control;

(e)           by Markel upon one hundred eighty (180) days prior written notice to the Hagerty Party if either of HGTY or Hagerty is the subject of a Change of Control; provided that such written notice is received by the Hagerty Party within one hundred eighty (180) days of the occurrence of such Change of Control;

(f)            by Markel upon written notice to the Hagerty Party:

(i)      if HGTY, Hagerty, Hagerty Agency or Hagerty Re commits a material breach of any of its representations, warranties, covenants or obligations under any Transaction Agreement that is not remedied within ninety (90) days following the receipt by such Person of written notice of such breach;

(ii)     if HGTY, Hagerty, Hagerty Agency, Hagerty Re, the Insurer (following any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a)) or any Subsidiary of HGTY that owns an interest in Hagerty Re or in the Insurer (following any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a)) is the subject of an Insolvency Event (which, in the case of prongs (f) and (g) of the definition of Insolvency Event, has not been cured within sixty (60) days after notice to Hagerty; provided, that such cure period shall not be available if such a cure period has been utilized in respect of any of such Persons in the preceding twelve (12) months);

(iii)    if the Insurer terminates the Agency Agreement “for cause” pursuant to the Agency Agreement; or

(iv)    if HGTY or any of its Affiliates has (A) committed fraud or embezzlement in connection with any aspect of the Alliance Business, (B) been found by Governmental Order to have violated any material Law in connection with the Alliance Business, other than upon reliance on advice of counsel, and such violation is not cured within ninety (90) days following HGTY’s or any of its Affiliates’ receipt of such Governmental Order, (C) committed any act or omission constituting willful misconduct in connection with the Alliance Business or (D) been convicted or entered a guilty plea or plea of nolo contendere in connection with any felony involving dishonesty or moral turpitude in connection with the Alliance Business.

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(g)           by the HGTY Party upon written notice to Markel:

(i)      if Markel or any of its applicable Affiliates commits a material breach of any of its representations, warranties, covenants or obligations under any Transaction Agreement that is not remedied within ninety (90) days following the receipt by such Person of written notice of such breach;

(ii)     if Markel, the Insurer (prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a)) or Evanston is the subject of an Insolvency Event (which, in the case of prongs (f) and (g) of the definition of Insolvency Event, has not been cured within sixty (60) days after notice to Markel; provided, that such cure period shall not be available if such a cure period has been utilized in respect of any of such Persons in the preceding twelve (12) months);

(iii)    if Hagerty Agency or Hagerty Marine terminates the Agency Agreement “for cause” pursuant to the Agency Agreement (prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a));

(iv)    if Markel or any of its Affiliates has (A) committed fraud or embezzlement in connection with any aspect of the Alliance Business, (B) been found by Governmental Order to have violated any material Law in connection with the Alliance Business, other than upon reliance on advice of counsel, and such violation is not cured within ninety (90) days following Markel’s or any of its Affiliates’ receipt of such Governmental Order, (C) committed any act or omission constituting willful misconduct in connection with the Alliance Business or (D) been convicted or entered a guilty plea or plea of nolo contendere in connection with any felony involving dishonesty or moral turpitude in connection with the Alliance Business;

(v)     if the financial strength rating of the Insurer by A.M. Best is lower than “A” (Excellent) for more than one hundred eighty (180) consecutive days (prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a)); or

(vi)    (A) if, prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a), any Insurer Permit necessary to conduct the Alliance Business in any jurisdiction, or in any combination of jurisdictions, of the United States in which at least ten percent (10%) of the Insurer’s gross direct written premium is generated is forfeited, abandoned, waived, terminated, suspended, cancelled, non-renewed or otherwise not maintained and is not reinstated within thirty (30) days thereafter, or (B) if, prior to any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a), any Insurer Permit necessary to conduct the Alliance Business in any other jurisdiction of the United States is forfeited, abandoned, waived, terminated, suspended, cancelled, non-renewed or otherwise not maintained and is not reinstated within one hundred eighty (180) days thereafter.

7.3          Effects of Termination.

(a)           Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.

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(b)      In the event of the expiration or termination of this Agreement in accordance with Section 7.1 or Section 7.2, respectively:

(i)     the Alliance shall automatically and immediately be terminated;

(ii)    The Hagerty Party shall promptly either (x) return to Markel or (y) destroy (with the choice between (x) and (y) being at the sole discretion of the Hagerty Party) all relevant data, documents, records and other materials in its possession or control containing Confidential Information of Markel (provided that it may keep one electronic copy of such Confidential Information of Markel for archival purposes only); and

(iii)   Markel shall promptly either (x) return to the Hagerty Party or (y) destroy (with the choice between (x) and (y) being at the sole discretion of Markel) all relevant data, documents, records and other materials in its possession or control containing Confidential Information of the Hagerty Party (provided that it may keep one electronic copy of such Confidential Information of the Hagerty Party for archival purposes only).

(c)      In the event of any termination of this Agreement in accordance with Section 7.2 that gives rise to Hagerty’s right to acquire all of the issued and outstanding capital stock of the Insurer pursuant to Section 7.4, following receipt of written notice from Hagerty that it is considering exercising its option to purchase all of the issued and outstanding capital stock of the Insurer, Markel shall prepare a reasonably detailed calculation of the Statutory Book Value as of the end of the calendar quarter immediately preceding the Termination Date (or as of the Termination Date if such date is the end of a calendar quarter) and provide written notice (the “SBV Notice”) thereof to Hagerty no later than the last Business Day of the month following the month in which the Termination Date occurs. Hagerty shall have thirty (30) days following its receipt of the SBV Notice to provide written notice (“SBV Notice of Disagreement”) of its disagreement with the calculation set forth in the SBV Notice. If Hagerty does not provide such SBV Notice of Disagreement to Markel within such time period, then the calculation set forth in the SBV Notice shall be final and binding on the Parties. During the thirty (30) days immediately following the delivery of a SBV Notice of Disagreement, the Parties will seek in good faith to resolve any disputes as to the calculations set forth in the SBV Notice. In the event that any such dispute is not resolved within such time period, the Hagerty Party and Markel shall submit its calculation of the Statutory Book Value as of the Termination Date to an Independent Expert. The Parties shall request that the Independent Expert provide its determination of the Statutory Book Value as of the Termination Date within twenty (20) days after the submission of such matter to the Independent Expert, or as soon as reasonably practicable thereafter, and the Independent Expert’s determination of the Statutory Book Value as of the Termination Date shall be final and binding on the Parties. The Independent Expert’s calculation of the Statutory Book Value as of the Termination Date, if not in accordance with the calculation submitted by the Hagerty Party or Markel, shall not be more favorable to the Hagerty Party than the calculation submitted by the Hagerty Party or more favorable to Markel than the calculation submitted by Markel. All fees and expenses relating to the work performed by the Independent Expert pursuant to this Section 7.3(c) shall be shared equally between the Hagerty Party and Markel.

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7.4      Acquisition of the Insurer. In addition to the effects of termination described in Section 7.3(b):

(a)       In the event that Hagerty has not exercised its option to acquire the Insurer pursuant to Section 5.6(a) and this Agreement is terminated pursuant to Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d), Section 7.2(g)(v) (only if there was no Markel Rating Event), or Section 7.2(g)(vi) (only if the forfeiture, abandonment, waiver, termination, suspension, cancellation, non-renewal or failure to maintain the Insurer Permit(s) leading to such termination was caused by any act or omission by Hagerty or its Affiliates), at the option of Hagerty, exercisable in its sole discretion by providing written notice (the “Termination Election Notice”) to Markel within thirty (30) days following its receipt of the SBV Notice, Hagerty shall have the right to purchase one hundred percent (100%) of the issued and outstanding capital stock of the Insurer from the Markel Sellers. The purchase price payable by Hagerty or its designee to the Markel Sellers in consideration for such sale and transfer shall be an amount in cash equal to (i) (A) $23,000,000, plus (B) the Statutory Book Value as of the Termination Date, determined on a pro forma basis giving effect to the reinsurance transaction contemplated by Section 5.6(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.6(e), the payment of the dividend contemplated by Section 5.6(f), the distribution and assignment of rights contemplated by Section 5.6(g) and the settlement of claims contemplated by Section 5.6(h), if applicable, minus (ii) the Option Price. Except as otherwise set forth in this Section 7.4(a), all of the terms, conditions and requirements set forth in Section 5.6(a), Section 5.6(d), Section 5.6(e), Section 5.6(f), Section 5.6(g), Section 5.6(h) and Section 5.6(i) shall apply with respect to any sale of all of the issued and outstanding capital stock of the Insurer to Hagerty pursuant to this Section 7.4(a). For purposes of this Section 7.4(a), all references in Section 5.6(d) to the effective date of such acquisition shall be deemed to be references to the Termination Date. The consummation of any acquisition pursuant to this Section 7.4(a) shall occur as promptly as practicable following the delivery of the Termination Election Notice, and in no event later than three (3) Business Days following the receipt of all Governmental Approvals necessary with respect to the acquisition of Control of the Insurer by Hagerty or, at the sole discretion of Hagerty, if later, the date that is three (3) Business Days following the receipt of all applicable Governmental Approvals required to consummate the transactions contemplated by this Section 7.4(a) (including all Governmental Approvals required to effect the reinsurance transaction contemplated by Section 5.6(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.6(e), the payment of the dividend contemplated by Section 5.6(f) and the distribution and assignment of rights contemplated by Section 5.6(g)). Notwithstanding the foregoing, if any such Governmental Approvals are not received within two hundred seventy (270) days of the Termination Date, then (x) the Parties shall use, or cause their respective Affiliates to use, reasonable best efforts to obtain such Governmental Approvals as promptly as practicable, and (y) Hagerty may revoke its election to purchase all of the issued and outstanding capital stock of the Insurer.

(b)       In the event that Hagerty has not exercised its option to acquire the Insurer pursuant to Section 5.6(a) and this Agreement is terminated by HGTY or Hagerty pursuant to Section 7.2(g) (provided, that this Section 7.4(b) shall not apply (x) in the case of Section 7.2(g)(v), if there was no Markel Rating Event, and (y) in the case of Section 7.2(g)(vi), if the forfeiture, abandonment, waiver, termination, suspension, cancellation, non-renewal or failure to maintain the Insurer Permit(s) leading to such termination was caused by any act or omission by HGTY or its Affiliates), without prejudice to any right HGTY or Hagerty may have to receive damages in consequence of breach of this Agreement, at the option of HGTY or Hagerty, exercisable in its sole discretion by providing the Termination Election Notice to Markel within fifteen (15) Business Days following its receipt of the SBV Notice, Hagerty shall have the right to purchase one hundred percent (100%) of the issued and outstanding capital stock of the Insurer from the Markel Sellers. The purchase price payable by Hagerty or its designee to the Markel Sellers in consideration for such sale and transfer shall be an amount in cash equal to (i) 0.90 multiplied by (ii) (A) (I) $23,000,000, plus (II) the Statutory Book Value as of the Termination Date, determined on a pro forma basis giving effect to the reinsurance transaction contemplated by Section 5.6(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.6(e), the payment of the dividend contemplated by Section 5.6(f), the distribution and assignment of rights contemplated by Section 5.6(g) and the settlement of claims contemplated by Section 5.6(h), if applicable, minus (B) the Option Price. Except as otherwise set forth in this Section 7.4(b), all of the terms, conditions and requirements set forth in Section 5.6(a), Section 5.6(d), Section 5.6(e), Section 5.6(f), Section 5.6(g), Section 5.6(h) and Section 5.6(i) shall apply with respect to any sale of all of the issued and outstanding capital stock of the Insurer to Hagerty pursuant to this Section 7.4(b). For purposes of this Section 7.4(b), all references in Section 5.6(d) to the effective date of such acquisition shall be deemed to be references to the Termination Date. The consummation of any acquisition pursuant to this Section 7.4(b) shall occur as promptly as practicable following the delivery of the Termination Election Notice, and in no event later than three (3) Business Days following the receipt of all Governmental Approvals necessary with respect to the acquisition of Control of the Insurer by Hagerty or, at the sole discretion of Hagerty, if later, the date that is three (3) Business Days following the receipt of all applicable Governmental Approvals required to consummate the transactions contemplated by this Section 7.4(b) (including all Governmental Approvals required to effect the reinsurance transaction contemplated by Section 5.6(d), the termination and settlement of intercompany agreements and obligations contemplated by Section 5.6(e), the payment of the dividend contemplated by Section 5.6(f) and the distribution and assignment of rights contemplated by Section 5.6(g)). Notwithstanding the foregoing, if any such Governmental Approvals are not received within two hundred seventy (270) days of the Termination Date, then (x) the Parties shall use, or cause their respective Affiliates to use, reasonable best efforts to obtain such Governmental Approvals as promptly as practicable, and (y) Hagerty may revoke its election to purchase all of the issued and outstanding capital stock of the Insurer.

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(c)         Nothing in this Section 7.4 shall impact the right of Hagerty to acquire the Insurer pursuant to Section 5.6(a).

7.5        Post-Termination Fronting. In the event this Agreement expires in accordance with Section 7.1 or terminates in accordance with Section 7.2 (other than any termination pursuant to Section 7.2(f)), respectively, and Hagerty does not exercise its option to purchase all of the issued and outstanding capital stock of the Insurer from the Markel Sellers pursuant to Section 5.6(a) or Section 7.4(a) or Section 7.4(b), (a) the Parties shall work together in good faith and cooperate to effect the transition of all Insurance Policies comprising the Alliance Business to an alternative insurance company designated by Hagerty as soon as reasonably practicable following termination of this Agreement; provided, that Hagerty shall be responsible for all reasonable out-of-pocket costs and expenses associated with such transition, subject to a cap of $150,000; and (b) at the request of Hagerty, (i) Markel shall cause the Insurer to enter into a customary reinsurance agreement with an insurer or reinsurer designated by Hagerty, pursuant to which the Insurer would cede (x) 80% of its Liabilities under Insurance Policies written, renewed or assumed by the Insurer in connection with the Alliance Business with effective dates through and including December 31, 2030 and (y) 100% of its Liabilities under Insurance Policies written, renewed or assumed by the Insurer in connection with the Alliance Business with effective dates after December 31, 2030, in each case, to Hagerty’s designee for a period not to exceed one (1) year from the date of expiration or termination of this Agreement (such period, the “Fronting Period”), and (ii) the Parties shall work together in good faith and reasonably cooperate with each other to negotiate and prepare such reinsurance agreement as promptly as reasonably practicable following Hagerty’s request therefor. If Hagerty requires the Insurer to enter into such a reinsurance agreement for the Fronting Period, then Hagerty shall cause its designee to pay to the Insurer a fee equal to five percent (5%) of the net written premium ceded to its designee under such reinsurance agreement. In connection with such reinsurance agreement, Hagerty shall cause its designee to provide collateral in support of its obligations under such reinsurance agreement in an amount and in a manner that satisfies the requirements under Missouri insurance laws and regulations for the Insurer to obtain full credit on its statutory financial statements for the reinsurance provided by Hagerty’s designee. The term of the Agency Agreement, the Claims Services and Management Agreement and the Management Services Agreement shall automatically be extended for the duration of the Fronting Period, if any; provided, that the exclusivity provisions set forth in the Agency Agreement shall not apply during the Fronting Period, if any. The Parties shall take, or cause their respective Affiliates to take, such actions and execute amendments to such agreements as are reasonably necessary to effect such extension.

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7.6              Surviving Obligations. In the event of the expiration or termination of this Agreement in accordance with Section 7.1 or Section 7.2, respectively, this Agreement shall forthwith become null and void, except for the Parties’ rights and obligations which, by their nature, would continue beyond the expiration or termination of this Agreement, including those rights and obligations of the Parties set forth in this Article VII and in Section 5.6(c), Section 5.6(e), Section 5.6(g), Section 5.6(i), Section 5.6(j), Section 5.13, Section 5.15, Section 7.5, Article VIII and Article IX; provided, however, that the expiration or termination of this Agreement shall not relieve any Party of any liability for breach of this Agreement prior to the Termination Date.

7.7              Termination of Agency Agreement. Markel and HGTY shall cause their Affiliates to terminate the Agency Agreement, subject to the provisions thereof with respect to the effect of termination of such agreement and the provisions thereof that survive such termination pursuant to the terms thereof, (a) on the date that is not later than twelve (12) months following the date on which this Agreement terminates in accordance with Section 7.2(f)(i), Section 7.2(g)(i), Section 7.2(g)(iv) or Section 7.2(g)(vi), and (b) on the date on which the Agreement expires in accordance with Section 7.1 or terminates in accordance with Section 7.2(a), Section 7.2(d), Section 7.2(e), Section 7.2(f)(ii), Section 7.2(f)(iv), Section 7.2(g)(ii) or Section 7.2(g)(v); provided, that in no event shall the Agency Agreement be terminated prior to the expiration of, and the term of the Agency Agreement shall automatically be extended for the duration of, the Fronting Period, if applicable. If the Agency Agreement remains in effect in accordance with this Section 7.7, then the Alliance Steering Committee shall, notwithstanding any provision hereof to the contrary, remain in effect until termination of the Agency Agreement for the purpose of reviewing and monitoring the underwriting guidelines of the Insurer; provided, that if HGTY does not appoint representatives to the Alliance Steering Committee during such period, or if such representatives fail to act as members of the Alliance Steering Committee, then Markel’s representatives shall have the unilateral right to make revisions to the underwriting guidelines.

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Article VIII
INDEMNIFICATION

8.1              Indemnification by Markel. Markel shall defend, indemnify and hold harmless HGTY and its Affiliates and each of their respective officers, directors, equityholders, employees, agents, successors and assigns, and the Insurer, from and against, and pay or reimburse each such person for, any and all Losses suffered by such persons to the extent arising out of or relating to (a) any breach of, or inaccuracy in, any of the representations or warranties made by Markel in this Agreement, (b) any breach or default in performance by Markel of any covenant, obligation or agreement of Markel contained in this Agreement, and (c) any Liability of the Insurer arising after the Alliance Effective Date and before the earlier of the Termination Date and the date of any acquisition of the Insurer by Hagerty pursuant to Section 5.6(a), if applicable, that does not arise out of or relate to the Alliance Business as conducted by the Insurer following the Alliance Effective Date.

8.2              Indemnification by Hagerty. Hagerty shall defend, indemnify and hold harmless Markel and its Affiliates and each of their respective officers, directors, equityholders, employees, agents, successors and assigns from and against, and pay or reimburse each such person for, any and all Losses suffered by such persons to the extent arising out of or relating to (a) any breach of, or inaccuracy in, any of the representations or warranties made by HGTY or Hagerty in this Agreement, or (b) any breach or default in performance by HGTY or Hagerty of any covenant, obligation or agreement of HGTY or Hagerty contained in this Agreement. In the event that HGTY becomes the direct or indirect owner of 100% of the issued and outstanding equity interests of Hagerty, HGTY shall become jointly and severally liable for the indemnification provided by Hagerty in this Section 8.2.

Article IX
MISCELLANEOUS

9.1              Expenses. Except as otherwise provided in any of the Transaction Agreements, each Party shall pay its own costs, fees and expenses incurred in connection with the preparation and implementation of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, including the fees and expenses of their respective legal, accounting, financial and other advisors, regardless of whether the transactions contemplated hereby shall be consummated.

9.2              Relationship of the Parties. This Agreement shall not be deemed to constitute (i) the Hagerty Party an agent of Markel or (ii) Markel an agent of the Hagerty Party. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a partnership relationship between the Hagerty Party and Markel.

9.3              Public Announcements. Subject to applicable Law, neither the Hagerty Party nor Markel shall issue any press release or make any public disclosure regarding the transactions contemplated by the Transaction Agreements without the prior approval of Markel or the Hagerty Party, as applicable, which approval shall not be unreasonably withheld or delayed.

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9.4              Notices. All notices, requests, claims, demands and other communications to any Party hereunder shall be in writing (including facsimile or other electronic transmission) and shall be given by delivery in person, by overnight courier service, by facsimile or other electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

(a)	if to Markel:

Markel Corporation

4521 Highwoods Parkway

Glen Allen, Virginia 23060

Fax: 804-527-3810
Telephone: 804-747-0136
Attention: Chief Legal Officer

Email: Richard.Grinnan@Markel.com

and

Markel Corporation

4521 Highwoods Parkway

Glen Allen, Virginia 23060

Fax: 804-527-7905
Telephone: 804-527-3888
Attention: Managing Executive, Corporate Development

Email: Rob.Whitt@markel.com

(b)	if to HGTY or Hagerty:

The Hagerty Group, LLC
141 River’s Edge Drive

Traverse City, Michigan 49684
Fax: 231-922-8876
Telephone: 231-922-8876
Attention: General Counsel

Email: bmatthews@hagerty.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests, claims, demands and other communications shall be deemed received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (iii) if by overnight courier service, on the day delivered or (iv) if by fax, on the day on which such fax is sent if sent prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise, on the next succeeding Business Day in the place of receipt.

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9.5      Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Missouri, without giving effect to any conflict of law provisions that would permit or require the application of the Laws of another jurisdiction.

9.6      Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial.

(a)       The Parties shall attempt in good faith to resolve any dispute (“Dispute”) arising out of or in connection with this Agreement or the transactions contemplated hereby promptly through negotiations between executive officers of the Parties.

(b)       If the Parties are unable to resolve any Dispute, including a dispute as to the validity or existence of this Agreement, in accordance with Section 9.6(a) within thirty (30) days after the commencement of negotiations, then the procedures outlined in this Section 9.6(b) shall be followed in order to resolve the Dispute. Each Party waives its right to seek relief in any judicial forum without first complying with the following procedures:

(i)     The Parties shall engage in a structured dispute-resolution process that consists of mandatory mediation which, if unsuccessful, may be followed by the filing of a lawsuit in the state or federal courts of Delaware. The Parties must complete each level of the process outlined in this Section 9.6(b) before proceeding to the next level. Failure of a Party to participate in the structured dispute-resolution process in good faith shall constitute a separate breach of this Agreement, and shall entitle the non-breaching Party to recovery of all reasonable costs and fees incurred in enforcing its rights hereunder.

(ii)    If the Hagerty Party or Markel wishes to pursue the claim that has led to the Dispute, the Hagerty Party or Markel, as applicable, must provide written notice to Markel or the Hagerty Party, as applicable, containing a brief description of the claim. The Parties will then jointly select a mediator by informal agreement. If agreement cannot be reached on appointment of the mediator within thirty (30) days after notice of the claim has been given, the Parties will select a mediator from a panel provided by JAMS, Inc.

(iii)   The mediator shall not have any direct financial or personal interest in the outcome of the mediation. Before selection, mediator candidates shall disclose potential conflicts of interest.

(iv)   After the mediator is selected, the Hagerty Party and Markel shall agree on a date, time and place for the mediation. However, if the Hagerty Party and Markel fail to agree, the mediator shall schedule the mediation on a Business Day during normal business hours. Unless the Parties agree otherwise, the mediation shall take place in Chicago, Illinois.

(v)    Before the scheduled mediation, the Hagerty Party or Markel may provide the mediator with a brief written summary of the Dispute setting forth the Hagerty Party’s or Markel’s position, as applicable, concerning all claims relating to such Dispute.

(vi)   The Parties may be assisted or represented by an attorney. Each Party shall ensure that the mediation is attended by a representative of such Party with actual authority to engage in good faith discussions to resolve the Dispute. The mediation shall be a private and confidential meeting of the Parties and the mediator. Without the agreement of the Parties, no one may attend the mediation except the mediator, representatives of the Parties, and their attorneys.

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(vii)     The entire mediation process is confidential, except for the fact that the mediation process has taken place, and the Parties, their respective representatives and the mediator shall not disclose to any non-Party the subject of the mediation or any information about the mediation except as may be required by Law, for insurance purposes, or as necessary to enforce this Agreement to mediate. The mediator and any documents and information in the mediator’s possession shall not be subpoenaed by the Parties in any Action relating to the Dispute, and the Parties shall oppose any effort to have the mediator or any such documents or information subpoenaed. The Parties shall not be permitted to make a formal record or transcript, or use any electronic recording device, at the mediation. However, any attendee may make handwritten notes during the mediation.

(viii)    The Hagerty Party, on the one hand, and Markel, on the other hand, will share equally in the costs of the mediation; provided, that each Party will be responsible for its own attorneys’ fees and for costs and expenses incurred by its representatives in preparing for and attending the mediation.

(ix)       If the Parties are unable to resolve the Dispute at mediation, the Party bringing the applicable claim shall provide the Hagerty Party or Markel, as applicable, with a written notice that mediation has been unsuccessful and inform the Hagerty Party or Markel, as applicable, of its intent (if applicable) to proceed to litigation in accordance with Section 9.6(c).

(c)       The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any court of the State of Delaware and waive, and agree not to assert by way of motion, as a defense or otherwise, any and all objections to the jurisdiction of any such court and any argument they may have that any such court is an inconvenient forum or an improper venue. The Parties agree that any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered, sent or mailed in accordance with Section 9.4, constitute good, proper and sufficient service thereof.

(d)       EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.7      Assignment. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, but neither this Agreement nor any rights hereunder shall be assignable directly or indirectly by any Party hereto without the prior written consent of the Hagerty Party or Markel, as applicable; provided, that Hagerty may assign any rights hereunder relating to the acquisition by Hagerty of all of the issued and outstanding capital stock of the Insurer to any Person without the prior written consent of Markel so long as any assignee of Hagerty agrees to be bound by the applicable terms of the Transaction Agreements. Any attempted assignment in violation of this Section 9.7 shall be void.

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9.8              Third-Party Beneficiaries. Except as set forth in Section 8.1 and Section 8.2, none of the provisions of this Agreement shall confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective permitted successors and assigns.

9.9              Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any Party would not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. It is accordingly agreed that, notwithstanding anything to the contrary in Section 9.6, the Parties shall be entitled to seek and obtain injunctive or other equitable relief (including a temporary restraining order, a temporary injunction, a permanent injunction or specific performance) against the Hagerty Party or Markel, as applicable, or HGTY’s or Markel’s Affiliates, agents, assigns or successors for a breach or threatened breach of this Agreement. It is expressly understood by each of the Parties that this injunctive or other equitable relief shall not be the exclusive remedy for any breach of this Agreement and the non-breaching Party shall be entitled to seek any other relief or remedy that either may have by contract, statute, law or otherwise for any breach hereof.

9.10          Severability. If any term or provision of this Agreement is for any reason found invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any remaining portion, which shall remain in full force and effect as if the invalid portion was never a part of this Agreement when it was executed. If the severance of any such part of this Agreement materially affects any rights or obligations of the Parties hereunder, the Parties will negotiate in good faith to amend this Agreement in a manner satisfactory to the Parties.

9.11          Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.12          Amendments; Waivers; etc.. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of any of the Transaction Agreements, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of any of the Transaction Agreements or to exercise any right or privilege thereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder or thereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

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9.13          Entire Agreement. Subject to Section 9.15, this Agreement shall, as of the date of execution hereof, supersede all previous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof, and together with the exhibits and attachments hereto and the agreements and documents contemplated hereby, contains the entire understanding of the Parties with respect to the subject matter hereof. Terms included herein may not be contradicted by evidence of any prior oral or written agreement or of a contemporaneous oral or written agreement.

9.14          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

9.15          Applicability of this Agreement. Except as expressly set forth herein, (a) the First Amended Alliance Agreement shall continue to apply with respect to any claims or disputes resulting from any breach of the First Amended Alliance Agreement arising during the period commencing on the effective date thereof, to but excluding the date of the Second Amended Alliance Agreement, (b) the Second Amended Alliance Agreement shall continue to apply with respect to any claims or disputes resulting from any breach of the Second Amended Alliance Agreement arising during the period commencing on the effective date thereof, to but excluding the date of the Third Amended Alliance Agreement and (c) the Third Amended Alliance Agreement shall continue to apply with respect to any claims or disputes resulting from any breach of the Third Amended Alliance Agreement arising during the period commencing on the effective date thereof, to but excluding the date of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement as of the date first written above.

HAGERTY, INC.

By:
Name:
Title:

THE HAGERTY GROUP, LLC

By:
Name:
Title:

MARKEL CORPORATION

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Master Alliance Agreement